PROSPECTUS SUPPLEMENT
(To Prospectus dated September 15, 1999)

                               13,982,103 ZONES
                              Comcast Corporation

              2.0% Exchangeable Subordinated Debentures due 2029
    (Exchangeable for Cash Based on Value of Sprint Corporation PCS Stock)
                                 ------------
     We have summarized below the terms of the debt securities we are offering, which we refer to as the ZONES. For more detail, you should read "Description of ZONES" in this prospectus supplement.

o Principal Amount. Each ZONES is being issued in an original principal amount of $71.52. The minimum amount payable upon redemption or maturity of a ZONES, which we call the contingent principal amount, will initially be equal to the original principal amount. The contingent principal amount will be reduced if there are certain extraordinary distributions on or in respect of the Sprint PCS stock. We refer to Sprint PCS stock and any other publicly traded equity securities that may be distributed on or in respect of the Sprint PCS stock (or into which any of those securities may be converted or exchanged) collectively as the reference shares.
o Exchangeability. Each ZONES is exchangeable, at your option, at any time for an amount of cash equal to 95%, which we refer to as the early exchange ratio, of the market value of a share of Sprint PCS stock and any other publicly traded equity securities that may be distributed on or in respect of the Sprint PCS stock (or into which any such securities may be converted or exchanged). If certain dilutive or anti-dilutive events occur with respect to those securities, the number and type of those securities that will be used to calculate the amount you will receive upon exchange, redemption or maturity of a ZONES will be adjusted to reflect these events.
o Quarterly Interest Payments. We will pay interest quarterly in an amount equal to $0.3576 per ZONES, or 2.0% per year of the original principal amount, plus the amount of any cash dividend paid on the reference shares attributable to each ZONES. As of the date of this prospectus supplement, Sprint has never paid a cash dividend on its Sprint PCS stock. We will also pay to holders of the ZONES, as additional interest, the cash value of any property distributed on the reference shares (other than additional reference shares). We may, at our option, defer the payment of interest, other than additional interest, at any time prior to maturity for periods not to exceed 20 consecutive quarterly periods, although this will result in an increase in the contingent principal amount of the ZONES and an increase in the early exchange ratio to 100%. During any deferral period, we generally may at our option, but are not obligated to, increase the amount of reference shares you get for each ZONES at an annual rate of 2.0%. If we elect to make this increase, we will be deemed current on that quarterly interest payment.
o Optional Redemption. We may, at our option, redeem the ZONES at the redemption prices set forth in this prospectus supplement.
o Maturity. The ZONES will mature on October 15, 2029. At maturity you will be entitled to receive the higher of the contingent principal amount of the ZONES or the sum of the current market value of the reference shares on the maturity date plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in either case, the final period distribution as we define it in this prospectus supplement.
o Ranking. The ZONES are unsecured, subordinated obligations of Comcast Corporation, ranking equally with all of Comcast Corporation's existing and future subordinated indebtedness. As of June 30, 1999, we had outstanding $7.124 billion of debt senior, or effectively senior, to the ZONES.
                                 ------------
     See "Risk Factors" beginning on page S-7 in this prospectus supplement and page 3 in the accompanying prospectus for a discussion of certain factors that you should consider in evaluating an investment in the ZONES.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ZONES or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                 ------------
     Salomon Smith Barney has agreed to purchase the ZONES from us at 98.0% of their original principal amount (approximately $980,000,000 aggregate proceeds to us, before deducting expenses payable by us estimated at $450,000), subject to the terms and conditions set forth in the Underwriting Agreement.

     Salomon Smith Barney proposes to offer the ZONES from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions, or profits on resale that may be deemed underwriting discounts or commissions, see "Underwriting" herein.

     Salomon Smith Barney may also purchase up to an additional 2,097,315 ZONES at the initial purchase price, less underwriting commissions, within 30 days from the date of this prospectus supplement to cover over-allotments.

     The ZONES will be ready for delivery in book-entry form only through The Depository Trust Company on or about October 15, 1999.
                               ----------------
                             Salomon Smith Barney
October 12, 1999.

                                TABLE OF CONTENTS


                                                                                             Page
                                                                                            -----
Prospectus Supplement
 Summary Information -- Q&A ...............................................................  S-3
 Risk Factors .............................................................................  S-7
 Price Range and Dividend History of the Sprint PCS Stock .................................  S-10
 Use of Proceeds ..........................................................................  S-10
 Description of ZONES .....................................................................  S-10
 Certain United States Federal Income Tax Considerations ..................................  S-21
 Underwriting .............................................................................  S-25
 Legal Matters ............................................................................  S-26

                                                                                             Page
                                                                                             ----
Prospectus
 Risk Factors .............................................................................    3
 Special Note Regarding Forward-Looking Statements ........................................    5
 Comcast Corporation ......................................................................    6
 Trust Subsidiaries .......................................................................    6
 Use of Proceeds ..........................................................................    7
 Dividend Policy ..........................................................................    7
 Ratio of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock
  Dividends ...............................................................................    7
 Description of the Senior Debt Securities and Subordinated Debt Securities ...............    8
 Description of Warrants ..................................................................   18
 Description of Purchase Contracts ........................................................   19
 Description of Units .....................................................................   19
 Description of the Guaranteed Trust Preferred Securities .................................   20
 Description of the Guaranteed Trust Preferred Securities Guarantees ......................   21
 Global Securities ........................................................................   24
 Description of Preferred Stock ...........................................................   26
 Description of Depositary Shares .........................................................   27
 Description of Common Stock ..............................................................   29
 Plan of Distribution .....................................................................   30
 Legal Matters ............................................................................   31
 Experts ..................................................................................   31
 Available Information ....................................................................   31
 Incorporation of Certain Documents by Reference ..........................................   32

                            ---------------------
     In this prospectus supplement, "Comcast," "we," "us" and "our" refer to Comcast Corporation and its subsidiaries. References to "you" and "your" refer to prospective investors in the ZONES prior to the sale of the ZONES and to holders of the ZONES after the sale of the ZONES.

     This prospectus supplement, the accompanying prospectus and the reports incorporated by reference into the prospectus that we have filed and will file with the SEC may contain forward-looking statements. You should be aware that forward-looking statements are subject to risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. The effects of legislative and regulatory changes; the potential for increased competition; technological changes; the need to generate substantial growth in the subscriber base by successfully launching, marketing and providing services in identified markets; pricing pressures that could affect demand for our services; our ability to expand our distribution; changes in labor, programming, equipment and capital costs; our continued ability to create or acquire programming and products that customers will find attractive; future acquisitions, strategic partnerships and divestitures; general business and economic conditions; and other risks detailed from time to time in our periodic reports filed with the SEC are factors, among others, that could cause actual results to differ materially from those expressed in any forward-looking statements.

                           SUMMARY INFORMATION--Q&A


       The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the ZONES. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the ZONES, as well as the tax and other considerations that may be important to you in making a decision about whether to invest in the ZONES. You should pay special attention to the "Risk Factors" section beginning on page S-7 of this prospectus supplement and on page 3 of the accompanying prospectus to determine whether an investment in the ZONES is appropriate for you.


What are the ZONES?

       The ZONES are a series of our subordinated debt securities. Specific features of the ZONES are described in this prospectus supplement and general terms of our subordinated debt securities are described in the accompanying prospectus. For a brief description of our business, see "Comcast Corporation" on page 6 of the accompanying prospectus.


What is Sprint's relationship to the ZONES?

       Sprint Corporation has no obligations whatsoever under the ZONES. We refer to Sprint Corporation, a Kansas corporation, as Sprint. We refer to Sprint's series 1 PCS Stock, par value $1.00 per share, as Sprint PCS stock. In describing the ZONES, the Sprint PCS stock will initially comprise the reference shares. As of the date of this prospectus supplement, one reference share is attributable to each ZONES. The reference shares will also include any other publicly traded equity securities that may be distributed on or in respect of the Sprint PCS stock, or on or with respect to any publicly traded equity security into which any of those securities may be converted or exchanged. In describing the ZONES, we refer to Sprint and any other company which may in the future become an issuer of reference shares as the reference company.

What can you tell me about Sprint?


       According to publicly available documents, Sprint is a domestic and international long distance communications provider through its FON Group and a domestic wireless mobile phone services provider through its PCS Group. Sprint's PCS Group operates a digital PCS wireless network in the United States. Sprint's PCS stock is a "tracking stock" intended to reflect the performance of Sprint's domestic wireless personal communications services operations, while its FON stock is a "tracking stock" intended to reflect the performance of all of Sprint's other operations. The value of the ZONES being offered is initially based on the Sprint PCS stock and not on the Sprint FON stock. Sprint is required to file reports and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC offices specified under "Available Information" on page 31 in the accompanying prospectus.


       According to available public information, pursuant to a merger agreement between MCI WorldCom, Inc. and Sprint, Sprint would be merged with and into MCI WorldCom, Inc. Under this planned merger, holders of Sprint PCS stock would receive one new share of WorldCom PCS tracking stock and 0.1547 shares of MCI WorldCom stock for each share of Sprint PCS stock. This merger is subject to many conditions, including regulatory approvals, and may never occur. Even if it does occur, the ratio by which holders of Sprint PCS stock receive new stock may be different from the ratio currently contemplated in the agreement.


       This prospectus supplement relates only to the ZONES we are offering and does not relate to the Sprint PCS stock or other securities of Sprint. All disclosures contained in this prospectus supplement regarding Sprint are derived from the publicly available documents described in the preceding paragraph. We have not participated in the preparation of Sprint's documents nor made any due diligence inquiry with respect to the information provided in those documents. The underwriter has not made any due diligence inquiry with respect to the information provided in Sprint's documents in connection with the offering of the ZONES. Neither we nor the underwriter represent that Sprint's publicly available documents or any other publicly available information regarding Sprint are accurate or complete. Neither we nor the underwriter can provide you with any assurance that all events occurring prior to the date of this prospectus supplement, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph that would affect the trading price of the Sprint PCS stock, and therefore the issue price of the ZONES, have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Sprint could affect the trading price of the ZONES.


       We, our affiliates and the underwriter do not make any representation to you as to the performance of Sprint, the Sprint PCS stock or any other securities of Sprint.


When will I receive quarterly interest payments?


       If you purchase the ZONES, you are entitled to receive quarterly interest payments in an amount equal to $0.3576 per ZONES, or 2.0% per year of the original principal amount, plus the amount of any quarterly cash dividend paid on the reference shares attributable to each ZONES. As of the date of this prospectus supplement, Sprint has never paid a cash dividend on its Sprint PCS stock. Changes in the contingent principal amount will not affect the amount of the quarterly interest payment.


       Interest on the ZONES will accrue from the date we issue the ZONES. We will pay this interest quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning January 15, 2000, but subject to our right to defer quarterly payments of interest.


       We will also distribute to you as additional interest, any property, including cash, distributed on the reference shares (other than publicly traded equity securities, which will themselves become reference shares). If any property that is not publicly traded is distributed on the reference shares, we will pay you the fair market value of that property as determined in good faith by our board of directors. We will distribute the property, or the fair market value of the property, to you within 20 business days after it is distributed on the reference shares.


       If extraordinary dividends on the reference shares are paid, the contingent principal amount will be reduced on a quarterly basis to the extent necessary so that the yield to the date of computation (including all interest payments other than those attributable to regular periodic cash dividends) does not exceed a 2.0% annual yield. In no event will the contingent principal amount be less than zero. Changes in the contingent principal amount will not affect the amount of the quarterly interest payments.


When can you defer payments of interest?


       We can defer quarterly interest payments on the ZONES as many times as we want, but generally only for up to 20 consecutive quarterly periods. We cannot defer additional interest distributions at any time and we cannot defer quarterly interest payments if an event of default (as defined for senior debt securities on page 10 in the accompanying prospectus, which definition is identical to the definition of event of default applicable to subordinated debt) under the ZONES has occurred and is continuing. A deferral of interest payments cannot extend beyond the maturity date of the ZONES.


       If we defer quarterly payments of interest, the contingent principal amount of the ZONES will be increased by the amount of the deferral and the early exchange ratio will increase to 100%. Once we make all interest payments on the ZONES, with accrued interest at an annual rate of 2.0%, we can again postpone interest payments on the ZONES so long as no event of default under the ZONES has occurred and is continuing. During any deferral period, so long as the current market value of the reference shares exceeds the original principal amount of the ZONES, we may at our option, but are not obligated to, increase the amount of reference shares attributable to each ZONES at an annual rate of 2.0%. If we elect to make this increase, we will be deemed current on that quarterly payment of interest and will not increase the contingent principal amount, although the early exchange ratio will remain at 100% only for the five business days immediately following the scheduled quarterly interest payment date related to the deferral. After that five-day period, the early exchange ratio will decrease to 95%. At the time we give notice that we intend to defer a quarterly payment of interest, we must elect to either accrue cash interest on the ZONES for that quarterly interest period or increase the number of reference shares attributable to the ZONES, each as described above.


When will the ZONES mature?


       The ZONES will mature on October 15, 2029, unless they are previously redeemed or exchanged.

       If all of the reference shares cease to be outstanding as a result of a tender offer, an exchange offer, a business combination or otherwise, the maturity of the ZONES will not be accelerated and the ZONES will continue to remain outstanding until the maturity date unless earlier redeemed by us.


What will I receive at maturity?


       At maturity you will be entitled to receive the higher of (a) the contingent principal amount of the ZONES or (b) the sum of the current market value of the reference shares on the maturity date plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in either case, the final period distribution.


Do you have the right to redeem the ZONES prior to their maturity?


       Yes. We may redeem at any time all but not some of the ZONES at a redemption price equal to the sum of (a) the higher of the contingent principal amount of the ZONES or the sum of the current market value of the reference shares at the time of redemption plus any deferred quarterly payments of interest (including any accrued interest thereon), plus in either case, the final period distribution, and (b) $3.2184 per ZONES if we redeem prior to October 15, 2000, $2.1456 per ZONES if we redeem prior to October 15, 2001, $1.0728 per ZONES if we redeem prior to October 15, 2002, or zero per ZONES if we redeem any time on or after October 15, 2002.

Do the ZONES have anti-dilution protection for changes in the reference shares?



       Yes. If specific dilutive or anti-dilutive events occur with respect to the reference shares, the number and type of the reference shares that will be used to calculate the amount you will receive upon exchange, redemption or maturity of the ZONES will be adjusted to reflect those events.

When can I exchange the ZONES for cash?


       At any time or from time to time you may exchange your ZONES for an amount of cash per ZONES equal to (a) 95% of the then current market value of the reference shares attributable to each ZONES or (b) during a deferral of the quarterly interest payments on the ZONES or, if we so elect, during the pendency of any tender or exchange offer for any of the reference shares, 100% of the exchange market value of the reference shares attributable to each ZONES.


Will the ZONES be listed on a stock exchange?


       We will apply to have the ZONES listed on the New York Stock Exchange.


In what form will the ZONES be issued?


       The ZONES will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York or its nominee. This means that you will not receive a certificate for your ZONES. We expect that the ZONES will be ready for delivery through DTC on or about October 15, 1999.


What are the federal income tax consequences for me?


       The ZONES will be characterized as indebtedness of ours for United States federal income tax purposes. Accordingly, you will be required to include, in your income, interest with respect to the ZONES.


       Each ZONES will constitute a contingent payment debt instrument. As a result, the amount of interest income required to be included by you for each year will be in excess of the quarterly interest payments you receive. Any gain recognized by you on the sale or exchange of a ZONES will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss.

                                 RISK FACTORS

     You should consider carefully, in addition to the other information contained in this prospectus supplement and the accompanying prospectus, the following factors before purchasing the ZONES.

Return on the ZONES depends on the Sprint PCS stock

       The terms of the ZONES differ from those of ordinary debt securities because:

       o the interest payments on the ZONES may change depending upon the dividend policy of Sprint or any other reference company;

       o the ZONES are exchangeable for cash in an amount based on the then current market value of the reference shares; and

       o the contingent principal amount of the ZONES will be reduced if any extraordinary dividends or distributions are paid or made on or in respect of the reference shares.

Accordingly, the return that a holder of the ZONES will receive is not comparable to that of an ordinary fixed income debt security issued by us.

       The dividend policy of Sprint is entirely outside of our control. As of the date of this prospectus supplement, Sprint has never paid a cash dividend on its Sprint PCS stock. You should not expect that Sprint will commence paying dividends in the future or, if commenced, that the dividend rate on the Sprint PCS stock will remain the same during the period the ZONES are outstanding.

       It is impossible to predict whether the price of the Sprint PCS stock will rise or fall. Trading prices of the Sprint PCS stock will be influenced by Sprint's operating results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the NYSE and the market segments of which Sprint is a part.

       We currently hold approximately 47.2 million shares of Sprint's series 2 Sprint PCS stock, $1.00 par value per share. The series 2 Sprint PCS stock converts automatically into Sprint PCS stock in a number of situations, including generally upon a sale by us of the series 2 Sprint PCS stock. Our sales of the series 2 Sprint PCS stock are subject to a Top Up Right Agreement dated May 26, 1998 among France Telecom S.A., Deutsche Telekom AG, Tele-Communications, Inc., Cox Communications, Inc. and us. Under the top up right agreement and subject to a number of exceptions, we generally must offer France Telecom and Deutsche Telekom the right to purchase a portion, approximating 18%, of any series 2 Sprint PCS stock that we sell. Our obligations under the top up right agreement do not affect our obligations under the ZONES.

       We may, but are not required to, hold a number of shares of the series 2 Sprint PCS stock equal to the number of the ZONES outstanding until exchange, maturity or redemption of the ZONES and sell those shares to raise the proceeds to pay the amount due upon exchange, maturity or redemption of the ZONES. Although we cannot assure you that these sales of the series 2 Sprint PCS stock will not adversely affect the market for the Sprint PCS stock or the amount due upon exchange, maturity or redemption of the ZONES, we have no reason to believe that any of these sales will have this effect.

       You should read Sprint's publicly available documents for a discussion of the risks and uncertainties associated with Sprint, its PCS Group and the Sprint PCS stock. In particular, you should note that under its Articles of Incorporation, Sprint may be able to take action that would benefit its FON Group and disadvantage its PCS Group. The number of shares of Sprint PCS stock attributable to the ZONES will not adjust for these actions.

Fluctuations in the market value of the ZONES and the Sprint PCS stock may affect our reported earnings

       Applicable accounting rules require us to record any increase or decrease in the market value of the ZONES that results from changes in the market value of the Sprint PCS stock to our statement of operations. Any increase or decrease in the market value of the ZONES will be recorded as subtractions from, or additions to, our reported net income. A significant increase in the market value of the Sprint PCS stock would significantly decrease our reported net income. Similarly, a significant decrease in the market value of the Sprint PCS stock would significantly increase our reported net income, subject to the condition that the ZONES will not be reduced below the contingent principal amount. These increases and decreases in reported investment income in our statement of operations will be non-cash in nature and will be reflected on our balance sheet as increases and decreases in long-term debt or other long-term liabilities.

       We currently record our investment in the Sprint PCS stock at its fair value, with changes in fair value recorded in other comprehensive income. Although we are not required to do so under the subordinated indenture, while the ZONES remain outstanding we may hold shares of Sprint PCS stock at least equal to the number of ZONES outstanding. If we do so, changes in the market value of these shares of Sprint PCS stock would approximately offset any changes in long-term debt or other long-term liabilities, resulting in no material effect on our reported stockholders' equity.

       The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for us). SFAS No. 133 will require us to split the value of the ZONES into a debt component and a derivative component. Any changes in the fair value of the derivative component will be reflected as an increase or decrease in our reported net income. At the date of initial adoption, SFAS No. 133 provides us a one-time ability to transfer any of our available-for-sale securities, including shares of Sprint PCS stock, to the trading category. Although we are not required to hold a number of Sprint PCS shares to equal the number of ZONES outstanding, if we do so and if we elect to make this transfer from available-for-sale to trading, changes in the fair value of the shares of Sprint PCS stock so transferred will be reflected as an increase or decrease in our reported net income. Changes in the market value of the Sprint PCS stock should at least partially offset changes in the fair value of the derivative component of the ZONES; however, there may be periods with significant non-cash increases or decreases to our net income pertaining to the ZONES and the related shares of Sprint PCS stock.


Sprint has no obligations with respect to the ZONES

       We are not affiliated with Sprint, other than as a holder of the series 2 Sprint PCS stock and as a holder of preferred stock and warrants convertible into shares of series 2 Sprint PCS stock. As of the date of this prospectus supplement we do not have any material non-public information concerning Sprint. Although we have no reason to believe the information concerning Sprint included or referred to in this prospectus supplement is not reliable, neither we nor the underwriter warrant that events have not occurred, which are not yet publicly disclosed by Sprint, that would affect either the accuracy or completeness of the information concerning Sprint included or referred to in this prospectus supplement. Sprint is not involved in the offering of the ZONES and has no obligations with respect to the ZONES, including any obligation to take our interests (other than as a holder of the Sprint PCS stock) or your interests into consideration for any reason or under any circumstance.

       Pursuant to a merger agreement between MCI WorldCom, Inc. and Sprint, Sprint would be merged with and into MCI WorldCom, Inc. Under this planned merger, holders of Sprint PCS stock would receive one new share of WorldCom PCS tracking stock and 0.1547 shares of MCI WorldCom stock for each share of Sprint PCS stock. Under the anti-dilution provisions of the ZONES, the amount of cash you will receive upon exchange, maturity or redemption of a ZONES will reflect this exchange of Sprint PCS stock for WorldCom PCS stock and MCI WorldCom stock. This merger is subject to many conditions, including regulatory approvals, and may never occur. Even if it does occur, the ratio by which holders of Sprint PCS stock receive new stock may be different from the ratio currently contemplated in the agreement.

       Sprint will not receive any of the proceeds of the offering of the ZONES and is not responsible for, and has not participated in, determining the timing of, prices for or quantities of the ZONES offered hereby. Sprint is not involved with the administration, marketing or trading of the ZONES nor in the preparation of this prospectus supplement and has no obligations with respect to the amount to be paid to holders of the ZONES upon exchange, maturity or redemption. Holders of the ZONES will not be entitled to any rights with respect to the Sprint PCS stock other than indirectly pursuant to the express terms of the ZONES.

Possible illiquidity of the secondary market for the ZONES

       We will apply to have the ZONES listed on the NYSE.

       We cannot give you any assurance that the ZONES ultimately will be listed on the NYSE. Moreover, any listing of the ZONES will not ensure that a liquid trading market will develop for the ZONES.

The number of reference shares attributable to the ZONES will not adjust for some dilutive transactions involving the reference shares

       If specific dilutive or anti-dilutive events occur with respect to the reference shares, the number and type of reference shares that will be used to calculate the amount you will receive upon exchange, maturity or redemption of a ZONES will be adjusted to reflect such events. These adjustments will not take into account various other events, such as offerings of reference shares by a reference company for cash or business acquisitions by a reference company with the reference shares, that may adversely affect the price of the reference shares and may adversely affect the trading price and market value of the ZONES. We cannot assure you that a reference company will not make offerings of the reference shares or other equity securities or enter into such business acquisitions in the future.

The ZONES are unsecured, subordinated obligations that are subject to existing and future additional indebtedness

       The subordinated indenture under which the ZONES will be issued will not limit our or our subsidiaries' ability to incur additional indebtedness, or to grant liens on assets to secure indebtedness, to pay dividends or to repurchase shares of capital stock. The subordinated indenture does not contain any provisions specifically intended to protect holders of the ZONES in the event of a future highly leveraged transaction involving us, including a change of control, or other similar transaction that may adversely affect holders of the ZONES.

       The ZONES are subordinated obligations of Comcast Corporation and are not secured by any of our assets, including the shares of the Sprint PCS stock that we currently own.

       Our obligations under the ZONES are subordinated. The subordination provisions in the subordinated indenture provide that we may not make payment on the ZONES during the continuance beyond any applicable grace period of any default in payment in respect of our indebtedness ranking senior to the ZONES. At June 30, 1999, we had outstanding approximately $7.124 billion of indebtedness ranking senior to the ZONES, including indebtedness of our subsidiaries which ranks effectively senior to the ZONES.

Potential adverse tax consequences of purchasing the ZONES

       If you are considering purchasing the ZONES, you should reach an investment decision only after consulting with your advisors as to the suitability of an investment in the ZONES in light of your particular circumstances. You should also consider the tax consequences of investing in the ZONES. The amount of interest income required to be included in income by you for each year will be in excess of the quarterly interest payments you actually receive. Any gain recognized by you on the sale or exchange of the ZONES will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss.

           PRICE RANGE AND DIVIDEND HISTORY OF THE SPRINT PCS STOCK

     The Sprint PCS stock is listed and traded on the NYSE under the symbol
"PCS."

     The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sales prices of the Sprint PCS stock as reported on the NYSE Composite Tape since its listing on November 23, 1998. To date, Sprint has never paid a cash dividend on its Sprint PCS stock.



                                                             Sprint PCS
                                                                Stock
                                                      ------------------------
                                                         High          Low
                                                      -----------   ----------
       1998:
        Fourth quarter (beginning November 23) ....   $23 3/8        $14 1/16
       1999:
        First quarter .............................    48 5/16        20 7/8
        Second quarter ............................    60 3/4         41 1/2
        Third quarter .............................    78 1/4         52 15/16
        Fourth quarter (through October 11) .......    79 1/4         69 9/16


   The last reported sale price of one share of the Sprint PCS stock on
                               October 11, 1999 was $74.50.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the offering after deducting expenses payable by us will be $979,550,000 ($1,126,550,000 if the underwriter exercises its over-allotment option in full). We will use the proceeds from this offering for general corporate purposes.

                             DESCRIPTION OF ZONES

General

       The following description of the ZONES (referred to as the subordinated debt securities in the accompanying prospectus) supplements and, to the extent inconsistent with, supersedes the general terms of the subordinated debt securities in the accompanying prospectus. The terms of the ZONES include those stated in the indenture dated as of June 15, 1999 executed by Comcast Corporation and the trustee under which the ZONES will be issued and those terms made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. We refer to this indenture as the subordinated indenture. The ZONES are subject to those terms, and you should read the subordinated indenture and the Trust Indenture Act for a statement of them. Although we have summarized selected provisions of the subordinated indenture below, this summary is not complete and is qualified in its entirety by reference to the subordinated indenture. A copy of the form of subordinated indenture has been filed as an exhibit to the registration statement we have filed with the SEC that provides for the offering of the subordinated debt securities.

       The subordinated indenture does not limit the aggregate principal amount of indebtedness which may be issued under it. The subordinated indenture also provides that subordinated debt securities may be issued from time to time in one or more series. The ZONES constitute a separate series under the subordinated indenture.

       The ZONES will be unsecured, subordinated obligations of Comcast Corporation limited to 13,982,103 ZONES ( 16,079,418 ZONES if the underwriter exercises its over-allotment option in full) and will mature on October 15, 2029.

       Principal, premium, if any, and interest on the ZONES will be payable at the office or agency we maintain for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the ZONES at their respective addresses set forth in the register of holders of the ZONES, provided that all payments with respect to ZONES, the holders of which have given wire transfer instructions, on or prior to the relevant record date, to the paying agent, will be made by wire transfer of immediately available funds to the accounts specified by the holders. Until we otherwise designate, our office or agency in New York will be the office of the trustee maintained for that purpose. The ZONES will be issued in denominations of one ZONES and integral multiples thereof.

Interest

       We will make quarterly interest payments in an amount equal to $0.3576 per ZONES, or 2.0% per year of the original principal amount, plus the amount of any quarterly cash dividend paid on the reference shares attributable to each ZONES. As of the date of this prospectus supplement, Sprint has never paid a cash dividend on its Sprint PCS stock.

       Interest on the ZONES will accrue from the date we issue the ZONES. We will pay this interest quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning January 15, 2000, but subject to our right to defer quarterly payments of interest. Holders of the ZONES are not expected to receive interest attributable to any cash dividend on the reference shares for this payment period because Sprint has never paid a cash dividend on its Sprint PCS stock.

       We will also distribute, as additional interest on the ZONES, any property, including cash (other than any quarterly cash dividend), distributed on or with respect to the reference shares (other than publicly traded equity securities, which will themselves become reference shares). If the additional interest on the reference shares includes publicly traded securities (other than equity securities), we will distribute those securities to you. We will not, however, distribute fractional units of securities to you. We will pay you cash instead of distributing the fractional units. Otherwise, we will distribute to you the fair market value of any property comprising additional interest as determined in good faith by our board of directors. We will distribute any additional interest to holders of the ZONES on the 20th business day after it is distributed on the reference shares. The record date for any distribution of additional interest will be the 10th business day after the date any cash or property is distributed on the reference shares.

       If extraordinary dividends on the reference shares are paid, the contingent principal amount will be reduced on a quarterly basis to the extent necessary so that the yield to the date of computation (including all interest payments other than those attributable to regular periodic cash dividends) does not exceed 2.0%. In no event will the contingent principal amount be less than zero. Changes in the contingent principal amount will not affect the amount of the quarterly interest payments.

       If interest or additional interest is payable on a date that is not a business day (as defined at the end of this paragraph), payment will be made on the next business day (and without any interest or other payment in respect of this delay). However, if the next business day is in the next calendar year, payment of interest will be made on the preceding business day. A "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or regulation to close.

Deferral of interest payments

       If no event of default has occurred and is continuing under the ZONES, we can, on one or more occasions, defer quarterly interest payments on the ZONES for up to 20 consecutive quarterly periods. If we terminate a deferral period and subsequently elect to defer quarterly interest payments, we will again be subject to the 20 consecutive quarterly period limitation.

       We will not, however, be subject to the 20 consecutive quarterly period limitation on deferral if, as a result of a tender offer, an exchange offer, a business combination or otherwise, all reference shares cease to be outstanding, and we subsequently elect to defer quarterly payments of interest on the ZONES.

       Any deferral of interest payments cannot extend, however, beyond the maturity date of the ZONES. We can never defer distributions of additional interest.

       If we defer quarterly payments of interest, the contingent principal amount of the ZONES will increase by the amount of the deferred quarterly payments of interest, plus accrued interest thereon at an annual rate of 2.0%, compounded quarterly, and the early exchange ratio will be 100% for the quarter following each deferral of a payment of quarterly interest. Once we have paid all deferred quarterly interest, plus accrued interest thereon, together with the quarterly interest payment for the current quarterly interest payment period, the contingent principal amount will reduce by the amount of that payment of deferred quarterly interest plus accrued interest thereon, the early exchange ratio will decrease to 95% and we can again defer quarterly interest payments as described above. Instead of accruing cash interest on the ZONES during a quarterly deferral period, so long as the current market value of the reference shares exceeds the original principal amount of the ZONES, we may at our option, but are not obligated to, increase the number of reference shares attributable to each ZONES by an annual rate of 2.0%. If we elect to make this increase, we will be deemed current on that quarterly payment of interest and will not increase the contingent principal amount, although the early exchange ratio will remain at 100% only for the five business days immediately following the scheduled quarterly interest payment date related to the deferral. After that five day period, the early exchange ratio will decrease to 95%. At the time we give notice that we intend to defer a quarterly payment of interest, we must elect to either accrue cash interest on the ZONES for that quarterly interest period or increase the number of reference shares attributable to the ZONES, each as described above.

       If we elect to defer interest on the ZONES in any particular quarter, we will give the trustee notice. We will also prepare a press release and provide it to DTC for dissemination through the DTC broadcast facility. We will give this notice one business day before the earlier of:

       o the record date for the next date that interest on the ZONES is payable; or


       o the date we are required to give notice to the NYSE (or any other applicable self-regulatory organization) or to holders of the ZONES of the record date or the date any quarterly interest payment is payable.

       We refer to the last date on which we can give notice that we intend to defer the payment of interest in respect of a quarterly payment of interest as a deferral notice date. When applicable, we will state in any deferral notice that we are not subject to the 20 consecutive period limitation on deferrals and may continue to defer the payment of quarterly interest until maturity or earlier redemption.

       We have no current intention of deferring interest payments on the ZONES.

Principal amount

       The original principal amount per ZONES is equal to its initial purchase price, or $71.52. The minimum amount payable upon redemption or maturity of a ZONES (which we refer to as the contingent principal amount) will initially be equal to the original principal amount. If an "extraordinary dividend" is ever paid on the reference shares, the contingent principal amount will be reduced on a quarterly basis to the extent necessary so that the yield to the date of computation (including all quarterly interest payments other than those attributable to regular periodic cash dividends) does not exceed a 2.0% annual yield. In no event will the contingent principal amount be less than zero.

       An "extraordinary dividend" means a dividend or distribution consisting of cash or any other property (other than additional reference shares), except for regular periodic cash dividends.

       If all of the reference shares cease to be outstanding as a result of a tender offer, an exchange offer, a business combination or otherwise, the maturity of the ZONES will not be accelerated and the ZONES will continue to remain outstanding until the maturity date unless earlier redeemed by us.

       At maturity you will be entitled to receive the higher of (a) the contingent principal amount of the ZONES or (b) the sum of the current market value of the reference shares on the maturity date plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in each case, the final period distribution.

       A "final period distribution" means, in respect of (a) the maturity date, a distribution determined in accordance with clauses (2), (3) and (4) below, and (b) the redemption date, a distribution determined in accordance with clauses (1), (2), (3) and (4) below. If the redemption date is in connection with a rollover offering, the distribution determined in accordance with clause (4) shall be all dividends and distributions on or in respect of the reference shares which a holder of reference shares on the pricing date (defined below) would be entitled to receive.

       (1) Unless (a) the scheduled redemption date of the ZONES is also a scheduled quarterly interest payment date or (b) quarterly interest has been deferred for the then current quarterly dividend period, an amount equal to an annual rate of 2.0% on the original principal amount of the ZONES from the most recent scheduled interest payment date to the date of redemption, plus

       (2) all dividends and distributions on or in respect of the reference shares declared by the applicable reference company and for which the ex- date for the dividend or distribution falls during the period from the date of original issuance of the ZONES to the most recent scheduled interest payment date and which have not been distributed to holders of reference shares prior to the most recent scheduled interest payment date, plus

       (3) all dividends and distributions on or in respect of the reference shares which a holder of reference shares during the period from the most recent scheduled quarterly interest payment date to the date immediately preceding the first trading day of the averaging period is entitled to receive, plus

       (4) a distribution equal to the sum of, for each successive day in the averaging period that is anticipated on the first day of the averaging period to be a trading day, the amounts determined in accordance with the following formula:

                     E x (1 - 0.05n)

       where:

           E = all dividends and distributions on or in respect of the reference shares which a holder of reference shares on the applicable day would be entitled to receive, provided that an ex-date that occurs on a day that is not a scheduled trading day shall be deemed to have occurred on the immediately preceding scheduled trading day; and

           n = the number of scheduled trading days that have elapsed in the averaging period with the first trading day of the averaging period being counted as zero.

       A holder of the ZONES is only entitled to receive distributions determined in accordance with clauses (2), (3) or (4) to the extent actually distributed by the applicable reference company. Amounts calculated with respect to cash amounts paid by the applicable reference company on reference shares as described in clauses (2), (3) or (4) before the redemption date or the maturity date, as the case may be, will be paid on the redemption date or the maturity date, as the case may be. Amounts calculated with respect to all other property distributed, or the cash value of the property, will be distributed within 20 business days after it is distributed on the reference shares.

Exchange option

       You may at any time or from time to time exchange a ZONES for an amount of cash equal to 95% (which we refer to as the early exchange ratio) of the exchange market value of the reference shares attributable to each ZONES. The early exchange ratio will be equal to (a) 95% of the exchange market value of the reference shares attributable to each ZONES or (b) during a deferral of the quarterly interest payments on the ZONES or, if we so elect, during the pendency of any tender or exchange offer for any of the reference shares, 100% of the exchange market value of the reference shares attributable to each ZONES.

       We will pay you the amount due upon exchange as soon as reasonably practicable after you deliver an exchange notice to the trustee, but in no event earlier than three trading days after the date of the notice or later than ten trading days after the date of the notice.

       The "exchange market value" means the closing price (as defined below) on the trading day (as defined below) following the date you deliver an exchange notice to the trustee, unless more than 500,000 ZONES have been delivered for exchange on that date. If more than 500,000 ZONES have been delivered for exchange, then the exchange market value shall be the average closing price on the five trading days following that date.


       If more than 500,000 ZONES are delivered for exchange on any one day, we will give the trustee notice. We will also issue a press release prior to 9:00 a.m., New York City time, on the next trading day, and provide it to DTC for dissemination through the DTC broadcast facility. Our failure to provide these notices, however, will not affect the determination of exchange market value as described above.


       So long as the ZONES are held through DTC, you may exercise your exchange right through the relevant direct participant in the DTC ATOP system. If the ZONES are held in certificated form, you may exercise your exchange right as follows:

       o complete and manually sign an exchange notice in the form available from the trustee and deliver this notice to the trustee at the office maintained by the trustee for this purpose;

       o  surrender the ZONES to the trustee;

       o  if required, furnish appropriate endorsement and transfer documents;
          and

       o  if required, pay all transfer or similar taxes.

       Pursuant to the subordinated indenture, the date on which all of the foregoing requirements have been satisfied is the redemption date with respect to the ZONES delivered for exchange.

       We currently hold approximately 47.2 million shares of the Sprint PCS stock. We may, but are not required to, hold a number of shares of the Sprint PCS stock equal to the number of the ZONES outstanding until maturity or redemption of the ZONES and sell those shares to raise the proceeds to pay the amount due upon exchange, maturity or redemption of the ZONES. Although we cannot assure you that these sales of the Sprint PCS stock will not adversely affect the market for the Sprint PCS stock or the amount due upon exchange, maturity or redemption, we have no reason to believe that any of these sales will have this effect.

Redemption

       We may redeem at any time all but not some of the ZONES at a redemption price equal to the sum of (a) the higher of the contingent principal amount of the ZONES or the sum of the current market value of the reference shares plus any deferred quarterly payments of interest, plus, in either case, the final period distribution, and (b) $3.2184 per ZONES if we redeem prior to October 15, 2000, $2.1456 per ZONES if we redeem prior to October 15, 2001, $1.0728 per ZONES if we redeem prior to October 15, 2002, or zero per ZONES if we redeem any time on or after October 15, 2002.

       The "current market value" (other than in the case of a rollover offering, which is described below) is defined as the average closing price per reference share on the 20 trading days (which we refer to as the averaging period) immediately prior to (but not including) the fifth business day preceding the redemption date; provided, however, that for purposes of determining the payment required upon redemption in connection with a rollover offering, "current market value" means the closing price per reference share on the trading day immediately preceding the date that the rollover offering is priced (which we refer to as the pricing date) or, if the rollover offering is priced after 4:00 p.m., New York City time, on the pricing date, the closing price per share on the pricing date, except that if there is not a trading day immediately preceding the pricing date or (where pricing occurs after 4:00 p.m., New York City time, on the pricing date) if the pricing date is not a trading day, "current market value" means the market value per reference share as of the redemption date as determined by a nationally recognized independent investment banking firm retained by us.

       A "rollover offering" means a refinancing by us of the ZONES by way of either (a) a sale of the reference shares or (b) a sale of securities that are priced by reference to the reference shares, in either case, by means of a completed public offering or offerings by us (which may include one or more exchange offers) and which is expected to yield net proceeds which are sufficient to pay the redemption amount for all of the ZONES. The trustee will notify you if we elect to redeem your ZONES in connection with a rollover offering not less than 30 nor more than 60 business days prior to the redemption date. We will also issue a press release prior to 4:00 p.m., New York City time, on the business day immediately before the day on which the closing price of the reference shares is to be measured for the purpose of determining the current market value in connection with a rollover offering. The notice will state we are firmly committed to price the rollover offering, will specify the date on which the rollover offering is to be priced (including whether the rollover offering will be priced during trading on the pricing date or after the close of trading on the pricing date) and consequently, whether the closing price for the reference shares by which the current market value will be measured will be the closing price on the trading date immediately preceding the pricing date or the closing price on the pricing date. We will provide that press release to DTC for dissemination through the DTC broadcast facility.

       The "closing price" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of that security (regular way) on the NYSE on that date or, if that security is not listed for trading on the NYSE on that date, as reported in the composite transactions for the principal United States securities exchange on which that security is so listed, or if that security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or if that security is not so reported, the last quoted bid price for that security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. In the event that no such quotation is available for any day, our board of directors will be entitled to determine the closing price on the basis of those quotations that it in good faith considers appropriate. To the extent that trading of reference shares regular way continues past 4:00 p.m., New York City time, "closing price" shall be deemed to refer to the price at the time that is then customary for determining the trading day's index levels for stocks traded on the primary national securities exchange or automated quotation system on which the reference shares are then traded or quoted. All references to 4:00 p.m., New York City time, in the definition of "current market value" shall thereafter be deemed to refer to the then customary determination time.

       A "trading day" is defined as a day on which the security, the closing price of which is being determined, (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of that security.

       In addition, if at any time on or prior to January 30, 2000, a "tax event" shall occur and be continuing, we will have the right exercisable within 180 days after such "tax event", upon not less than 15 business days notice, to redeem the ZONES, in whole, at a redemption price equal to the higher of the contingent principal amount of the ZONES or the sum of the current market value of the reference shares, determined by reference to an averaging period of 5 rather than 20 trading days, plus, in either case, the final period distribution (computed by accounting for the 5-day averaging period), plus any deferred quarterly payments of interest.

       A "tax event" means that the trustee shall have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein, or (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations, in each case, on or after the date of this prospectus supplement (a "change in tax law"), there is the creation by such change in tax law of a substantial risk that, as a result of entrance into the ZONES, we will be treated for purposes of Section 1259 of the Internal Revenue Code as having constructively sold some or all of our Sprint PCS Stock.

       We will give you 30 business days notice before the redemption of the ZONES (in the case of a redemption not pursuant to a "tax event") and will irrevocably deposit with the trustee sufficient funds to pay the redemption amount. Distributions to be paid on or before the redemption date of the ZONES will be payable to the holders on the record dates for the related dates of distribution.

       Once notice of redemption is given and funds are irrevocably deposited, interest on the ZONES will cease to accrue on and after the date of redemption and all rights of the holders of the ZONES will cease, except for the right of the holders to receive the redemption amount (but without interest on that redemption amount), including, if applicable, the final period distribution.

       If the redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of that delay). However, if the next business day is in the next calendar year, the redemption amount will be payable on the preceding business day.

       If we improperly withhold or refuse to pay the redemption amount for the ZONES, interest on the ZONES will continue to accrue at an annual rate of 2.0% from the original redemption date to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount. The final period distribution will be deemed paid on the original redemption date scheduled to the extent paid as set forth in the definition of final period distribution above.

       In compliance with applicable law (including the United States federal securities laws), we and our affiliates may, at any time, purchase outstanding ZONES by tender, in the open market or by private agreement.


Subordination

       The ZONES are unsecured and junior in right of payment to all senior indebtedness (as we define below). This means that no payment of principal, premium (if any) or interest on the ZONES may be made if:

       o any of our senior indebtedness is not paid when due, any applicable grace period with respect to any default for non-payment of principal, premium, interest or any other payment due on any senior indebtedness has ended and that default has not been cured or waived or ceased to exist; or

       o the maturity of any senior indebtedness has been accelerated because of a default.

       On any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, reorganization or other similar proceedings, all principal of, premium, if any, interest and any other amounts due or to become due on, all senior indebtedness must be paid in full before the holders of the ZONES are entitled to receive or retain any payment. Because of this subordination, if we dissolve or otherwise liquidate, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt, including the ZONES, may receive less, ratably, than our other creditors. Upon payment in full of the senior indebtedness, the holders of the ZONES will assume rights similar to the holders of senior indebtedness to receive any remaining payments or distributions applicable to senior indebtedness until all amounts owing on the ZONES are paid in full. The ZONES are intended to rank equally with all other existing and future subordinated debt and trade obligations of Comcast Corporation.

       "Senior indebtedness" means the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding today or incurred by us in the future:

       o all of our indebtedness for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time we acquire it;

       o all of our indebtedness evidenced by notes, debentures, bonds or other securities sold by us for money;

       o all of our lease obligations which are capitalized on our books in accordance with generally accepted accounting principles;

       o all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that we, in any manner, assume or guarantee or that we in effect guarantee through an agreement to purchase, whether that agreement is contingent or otherwise; and

       o all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to subordinated debt securities. Our senior debt securities, and any indebtedness outstanding under our senior subordinated debentures indenture dated as of October 17, 1991 between us and Harris Trust and Savings Bank as successor trustee to Morgan Guaranty Trust Company of New York, constitute senior indebtedness for purposes of the subordinated debt indenture. Senior Indebtedness does not include any indebtedness that is by its terms junior or equal with the ZONES.

       The ZONES do not limit our ability or that of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the ZONES. As of June 30, 1999, the total amount of senior indebtedness of Comcast Corporation and the total amount of indebtedness of Comcast Corporation's consolidated subsidiaries that would have effectively ranked senior to the ZONES would have been $7.124 billion.

Amount payable upon bankruptcy

       Upon dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings in respect of Comcast Corporation, holders of the ZONES should be entitled to a claim against us in an amount equal to the higher of
(a) the contingent principal amount of the ZONES or (b) the sum of the current market value (without giving effect to the provisions relating to rollover offerings) of the reference shares plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in either case, the final period distribution determined as if the date of such event was the maturity date of the ZONES.

       Because of the subordination provisions contained in the subordinated Indenture, the amount holders actually receive is likely to be substantially less than the amount of their claim.

Dilution adjustments

       For purposes of this prospectus supplement, "reference company" means Sprint and any other issuer of a reference share.

       A "reference share" means, collectively:

       o  initially, one share of Sprint PCS stock; and

       o after the issuance of the ZONES, each share or fraction of a share of publicly traded equity securities received by a holder of a reference share in respect of that reference share, and, to the extent the reference share remains outstanding after any of the following events but without duplication, including the reference share, in each case directly or as the result of successive applications of this paragraph upon any of the following events:

          -- the distribution on or in respect of a reference share in reference shares;

          -- the combination of reference shares into a smaller number of shares or other units;

          -- the subdivision of outstanding shares or other units of reference shares;

          -- the conversion or reclassification of reference shares by issuance or exchange of other securities;

          -- any consolidation or merger of a reference company, or any surviving entity or subsequent surviving entity of a reference company (which we refer to as a reference company successor), with or into another entity (other than a merger or consolidation in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the reference company or another corporation);


          -- any statutory exchange of securities of the reference company or any reference company successor with another corporation (other than in connection with a merger or acquisition and other than a statutory exchange of securities in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the statutory exchange is not exchanged for cash, securities or other property of the reference company or another corporation); and


          -- any liquidation, dissolution or winding up of the reference company or any reference company successor.

       For purposes of the foregoing:


       o a conversion or redemption by Sprint of all shares of Sprint PCS stock pursuant to Article Sixth, Section 7.1 of its Articles of Incorporation shall be deemed a consolidation or merger, with the Sprint PCS Group deemed to be the reference company, with Sprint deemed to be the reference company successor if Sprint FON stock or any other common stock of Sprint is issued in exchange for the Sprint PCS stock or with the relevant acquiror of the Sprint PCS Group assets deemed to be the reference company successor if common stock other than Sprint FON stock is issued in exchange for the Sprint PCS stock.


       o a redemption by Sprint pursuant to Article Sixth, Section 7.2 of its Articles of Incorporation of all of the outstanding shares of Sprint PCS stock in exchange for common stock of one or more wholly-owned subsidiaries that collectively hold all of the assets and liabilities attributed to its PCS Group shall be deemed an exchange of shares of Sprint PCS stock for shares of common stock of the relevant subsidiary or subsidiaries.


       As described above under "Interest," we will pay as additional interest to holders of the ZONES any property received in distribution on a reference share, unless it is also a reference share, in which case it shall become part of a reference share. Upon any distribution of fractional shares or units of securities, other than fractional reference shares, we will pay the holders cash in lieu of distribution of such fractional shares or other units.

       A "reference share offer" means any tender offer or exchange offer made for all or a portion of a class of reference shares of a reference company. A "reference share offer" shall include a conversion or redemption by Sprint of less than all shares of Sprint PCS stock pursuant to Article Sixth, Section 7.1 of its Articles of Incorporation. Pursuant to the planned merger between MCI WorldCom, Inc. and Sprint, holders of Sprint PCS stock would receive one new share of WorldCom PCS tracking stock and 0.1547 shares of MCI WorldCom stock for each share of Sprint PCS stock. If the merger occurs, the reference share offer adjustment will reflect this exchange of Sprint PCS stock for WorldCom PCS stock and MCI WorldCom stock.

       If a reference share offer is made, we may, at our option, either:

       o during the pendency of the offer, increase the early exchange ratio to 100%; or

       o  make a reference share offer adjustment.

       A "reference share offer adjustment" means including as part of a reference share each share of publicly traded equity securities, if any, deemed to be distributed on or in respect of a reference share as average transaction consideration less the reference share proportionate reduction (as defined below).

       The average transaction consideration deemed to be received by a holder of one reference share in a reference share offer will be equal to (a) the aggregate consideration actually paid or distributed to all holders of reference shares in the reference share offer, divided by (b) the total number of reference shares outstanding immediately prior to the expiration of the reference share offer and entitled to participate in that reference share offer.

       The "reference share proportionate reduction" means a proportionate reduction in the number of reference shares which are the subject of the applicable reference share offer and attributable to one ZONES calculated in accordance with the following formula:

                                        X
                                   R = ---
                                        N

       where:

         R = the fraction by which the number of reference shares of the class of reference shares subject to the reference share offer and attributable to one ZONES will be reduced.

         X = the aggregate number of reference shares of the class of reference shares subject to the reference share offer accepted in the reference share offer.

         N = the aggregate number of reference shares of the class of reference shares subject to the reference share offer outstanding immediately prior to the expiration of the reference share offer.

       If we elect to make a reference share offer adjustment, we will distribute as additional interest on each ZONES the average transaction consideration deemed to be received on the reference shares of the class subject to the reference share offer and attributable to each ZONES immediately prior to giving effect to the reference share proportionate reduction relating to that reference share offer (other than average transaction consideration that is publicly traded equity securities which will themselves become reference shares as a result of a reference share offer adjustment).

       If we elect to make a reference share offer adjustment, and during the pendency of the reference share offer another reference share offer is commenced in relation to the reference shares the subject of the then existing reference share offer, we can change our original election by electing to increase the early exchange ratio to 100% during the pendency of the new reference share offer, or we can continue to elect to make a reference share offer adjustment. We will similarly be entitled to change our election for each further reference share offer made during the pendency of any reference share offer for the same class of reference shares. For the purposes of these adjustments, a material change to the terms of an existing reference share offer will be deemed to be a new reference share offer.

       If we elect to increase the early exchange ratio to 100% in connection with a reference share offer, no reference share offer adjustment will be made and we cannot change our election if any further reference share offer is made.

       We will give the trustee notice of our election in the event of any reference share offer. We will also prepare a press release and provide it to DTC for dissemination through the DTC broadcast facility. We will give this notice no later than 10 business days before the scheduled expiration of the reference share offer.

Calculations in respect of the ZONES

       We will be responsible for making all calculations called for under the ZONES. These calculations include, but are not limited to, determination of:

       o  the contingent principal amount of the ZONES;

       o  the current market value of the reference shares;

       o  the exchange market value of the reference shares;

       o  the final period distribution on the ZONES;

       o  the cash value of any property distributed on the reference shares;

       o  the average transaction consideration in a reference share offer;

       o  the composition of a reference share; and

       o the amount of accrued interest payable upon redemption or at maturity of the ZONES.

       We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of the ZONES. We will provide a schedule of our calculations to the trustee and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Book-entry-only issuance--The Depository Trust Company

       The ZONES will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the ZONES. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the ZONES. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

       Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (which we refer to as direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

       DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

       DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc.

       When you purchase any of the ZONES through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the ZONES on DTC's records. Since you do not actually own the ZONES, you are the beneficial owner. Your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the ZONES. DTC's records only show the identity of the direct participants and the amount of the ZONES held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

       Payments on the ZONES will be wired to DTC's nominee. We will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

       Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

       It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, DTC's current practice is to assign any consenting or voting rights to direct participants whose accounts are credited with the ZONES on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the ZONES held for the account of customers registered in "street name". However, payments will be the responsibility of the participants and not of DTC, us or the trustee.

       ZONES represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

       o DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

       o we decide to discontinue use of the book-entry transfer system through DTC (or any successor depositary).

       If the book-entry-only system is discontinued, the trustee will keep the registration books for the ZONES at its corporate office and follow the practices and procedures discussed above.

       DTC has advised us that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter Year 2000 problems. DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

       o impress upon them the importance of such services being Year 2000 compliant; and

       o determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

       In addition, DTC is in the process of developing contingency plans as it deems appropriate. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       In the opinion of Davis Polk & Wardwell, our tax counsel, the following describes the material United States federal income tax consequences of the acquisition, ownership, exchange and disposition of the ZONES to an initial holder purchasing the ZONES at the issue price. This summary is based upon the United States Internal Revenue Code of 1986, as amended (which we refer to as the Code), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described in this prospectus supplement, possibly with retroactive effect. This summary deals only with the ZONES that are held as capital assets within the meaning of
Section 1221 of the Code, and does not address tax considerations applicable to holders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, tax-exempt entities, holders that hold the ZONES as a part of a hedging, straddle, conversion or other integrated transaction, or U.S. Holders (as defined below) whose functional currency is not the United States dollar.

       The discussion set out below is intended only as a summary of certain United States federal income tax consequences of an investment in the ZONES. Prospective investors are urged to consult their tax advisors as to the tax consequences of an investment in the ZONES, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

       The "issue price" means the first price to the public at which a substantial amount of the ZONES is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), which is expected to be $71.52. Holders purchasing ZONES at prices other than the issue price should consult their tax advisors about the tax consequences thereof.

       "U.S. Holder" means a beneficial owner of the ZONES that is, for United States federal income tax purposes, an individual citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

       "Non-U.S. Holder" means a beneficial owner of the ZONES that is for United States federal income tax purposes, a nonresident alien individual, a foreign corporation, or a foreign estate or trust the fiduciary of which is a nonresident alien.

Tax consequences to U.S. Holders

       Interest Accrual on the ZONES. For United States federal income tax purposes, the ZONES will be subject to Treasury Regulations relating to contingent payment debt instruments (which we refer to as the contingent payment debt regulations). Under the contingent payment debt regulations, a U.S. Holder will be required to accrue interest income on the ZONES (in amounts described in the next paragraph) regardless of whether such U.S. Holder uses the cash or accrual method of tax accounting. As a result, a U.S. Holder will be required to include interest in taxable income each year in excess of the quarterly interest payments received in that year.

       Under the contingent payment debt regulations, for each accrual period prior to and including the maturity date of the ZONES, the amount of interest that accrues, as original issue discount, on a ZONES equals the product of (a) the adjusted issue price (as defined below) as of the beginning of the accrual period and (b) the comparable yield (as defined below) (adjusted for the length of the accrual period). This amount is ratably allocated to each day in the accrual period and is includable as ordinary interest income by a U.S. Holder for each day in the accrual period on which the U.S. Holder holds the ZONES.

       The "adjusted issue price" means the issue price of the ZONES, increased by any interest previously accrued (determined without regard to any adjustments to interest accruals described below) and decreased by the amount of any projected payments (as defined below) with respect to the ZONES.

       The "comparable yield" means the annual yield we would pay, as of the issue date, on a fixed-rate debt security with no exchange right or other contingent payments but with terms and conditions otherwise comparable to those of the ZONES. Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code.

       We have determined that the comparable yield is 10.39%, compounded quarterly. Under the contingent payment debt regulations, we are required, solely for United States federal income tax purposes, to provide a schedule of the projected amounts of payments

(which we refer to as projected payments) on the ZONES. This schedule must produce the comparable yield. Based on our determination of the comparable yield, the schedule of projected payments (assuming a principal amount of $71.52 and an issue price of $71.52 or with respect to each integral multiple thereof) consists of (a) payments of stated interest equal to $0.3576 on all quarterly interest payment dates and (b) a payment of a projected amount at the maturity date of the ZONES (excluding the stated quarterly interest on the ZONES payable on such date) equal to $1,266.87. For United States federal income tax purposes, a U.S. Holder is required to use the comparable yield and the schedule of projected payments in determining its interest accruals and adjustments thereof in respect of the ZONES, unless such U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service.

       The comparable yield and the schedule of projected payments are not provided for any purpose other than the determination of holders' interest accruals and adjustments thereof in respect of the ZONES for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the ZONES.

       Adjustments to Interest Accruals. If, during any taxable year, the sum of any actual payments with respect to the ZONES for that taxable year (including, in the case of the taxable year which includes the maturity date of the ZONES, the amount of cash received at maturity) exceeds the total amount of projected payments for that taxable year, the difference will produce a "net positive adjustment" under the contingent payment debt regulations, which will be treated as additional interest for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year. If the actual amount received in a taxable year is less than the amount of projected payments for that taxable year, the difference will produce a "net negative adjustment" under the contingent payment debt regulations, which will (a) reduce the U.S. Holder's interest income on the ZONES for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the ZONES during prior taxable years (reduced to the extent such interest was offset by prior net negative adjustments).

       Sale or Exchange of the ZONES. Upon the sale, exchange or retirement of the ZONES (including, for instance, an exchange at the U.S. Holder's option for cash determined by reference to the value of the Sprint PCS stock or the redemption of the ZONES by us) prior to the maturity date, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized and the U.S. Holder's adjusted basis. The adjusted basis will be the U.S. Holder's original basis in the ZONES, increased by the interest income previously included by the U.S. Holder with respect to the ZONES (determined without regard to any adjustments to interest accruals described in the preceding paragraph) and decreased by the projected amount of all prior payments with respect to the ZONES. Any gain upon sale or exchange of the ZONES will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income by the U.S. Holder with respect to the ZONES, and thereafter, capital loss. The distinction between capital loss and ordinary loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income.

       Backup Withholding. Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of disposition of, the ZONES. Backup withholding will apply only if the U.S. Holder (a) fails to furnish its Taxpayer Identification Number (which we refer to as TIN) which, for an individual, is his or her Social Security number, (b) furnishes an incorrect TIN, (c) is notified by the IRS that it has failed to properly report payments of interest and dividends or (d) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

       The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax consequences to Non-U.S. Holders

       Withholding. Under present United States federal income tax law, and subject to the discussion below concerning backup withholding, payments of principal, premium (if any) and interest (including original issue discount) on the ZONES by us or any paying agent to any Non-U.S. Holder, and gain realized on the sale or exchange of the ZONES by a Non-U.S. Holder, will be exempt from United States federal income or withholding tax, provided that:

       o such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

       o the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

       o such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States;

       o such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United
          States; and

       o the Sprint PCS stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

       The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a ZONES certifies on an appropriate form (generally IRS Form W-8BEN), under penalties of perjury, that it is not a United States person and provides its name and address, and (a) the beneficial owner files that form with the withholding agent or (b) a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holds the ZONES on behalf of the beneficial owner, files with the withholding agent a statement that it has received the Form W-8BEN from the beneficial owner and furnishes the withholding agent with a copy thereof. With respect to any ZONES held by a foreign partnership, under current law, this certification may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the IRS, each partner that is a Non-U.S. Holder will be required to supply this certification in order to avoid withholding with respect to such partner's share of interest (including original issue discount) and disposition proceeds paid with respect to ZONES to the foreign partnership after December 31, 2000. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.


       If a Non-U.S. Holder of the ZONES is engaged in a trade or business in the United States, and if interest on the ZONES is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the ZONES in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.


       Estate Tax. Under Section 2105(b) of the Code, the ZONES held by an individual who is a Non-U.S. Holder at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that:


       o the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

       o the Sprint PCS stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code; and


       o at the time of such individual's death, payments with respect to those ZONES would not have been effectively connected with the conduct by such individual of a trade or business in the United States.


       Backup Withholding and Information Reporting. Backup withholding (at the rate of 31%) will not apply to payments made by us or a paying agent on the ZONES if the certifications required by Sections 871(h) or 881(c) are received, provided in each case that we or such paying agent, as the case may be, does not have actual knowledge (and, with respect to payments made after December 31, 2000, does not have reason to know) that the payee is a United States person.

       Interest on the ZONES that is beneficially owned by a Non-U.S. Holder will be reported annually on IRS Form 1042-S, which must be filed with the IRS and furnished to such Non-U.S. Holder. Non-U.S. Holders of the ZONES should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                 UNDERWRITING

General

     Based on the terms and conditions of an underwriting agreement, we have agreed to sell to and Salomon Smith Barney Inc. has agreed to purchase the ZONES.

     Salomon Smith Barney Inc. is obligated to purchase all of the ZONES, if any of the ZONES are purchased.

     We have agreed with Salomon Smith Barney Inc. to indemnify it against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which it may be required to make.

     Salomon Smith Barney Inc. has in the past and may in the future engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of its businesses.

     We will pay all of our expenses, estimated to be approximately $450,000, associated with the offer and sale of the ZONES.

     Salomon Smith Barney has advised us that they propose to offer the ZONES from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Salomon Smith Barney Inc. may effect such transactions by selling the ZONES to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Salomon Smith Barney Inc. and/or the purchasers of the ZONES for whom they may act as agent. Salomon Smith Barney Inc. and any dealers that participate with Salomon Smith Barney Inc. in the distribution of the ZONES may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the ZONES by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Over-allotment option

     Salomon Smith Barney Inc. has an option to purchase up to 2,097,315 additional ZONES at a price of $71.52 per ZONES, to cover over-allotments. Salomon Smith Barney Inc. can exercise this option for a period of 30 days after the date of this prospectus supplement.

Listing

     The ZONES will be a new issue of securities with no established trading market. We will apply to have the ZONES listed on the NYSE.

     Salomon Smith Barney Inc. has advised us that it intends to make a market in the ZONES. However, Salomon Smith Barney Inc. is not obligated to do so and may discontinue market making at any time without notice. We can not give any assurance about the liquidity of the trading market for the ZONES.

No sales of similar securities

     We have agreed that for 45 days after the date of this prospectus supplement we will not directly or indirectly offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any of the ZONES, any securities convertible into or exchangeable for the ZONES or any equity securities substantially similar to the ZONES without the prior written consent of Salomon Smith Barney Inc. However, this restriction shall not affect our ability to take any of these actions in connection with any exchanges or redemption of the ZONES or in connection with any reference share offer.

Short positions

     Salomon Smith Barney Inc. may create a short position in the ZONES in connection with the offering. That means they may sell a larger number of the ZONES than is shown on the cover page of this prospectus supplement. If they create a short position, Salomon Smith Barney Inc. may purchase the ZONES in the open market to reduce the short position.

     If Salomon Smith Barney Inc. purchases the ZONES to stabilize the price or to reduce its short position, the price of the ZONES could be higher than it might be if it had not made such purchases. Salomon Smith Barney Inc. makes no representation or prediction about any effect that these purchases may have on the price of the ZONES.

     Salomon Smith Barney Inc. may suspend any of these activities at any time.

                                LEGAL MATTERS

     Certain legal matters with respect to the ZONES will be passed upon for us by Davis Polk & Wardwell, and for Salomon Smith Barney by Cahill Gordon & Reindel (a partnership including a professional corporation).

PROSPECTUS

                            Comcast Corporation
                            COMCAST CORPORATION TRUST I
                            COMCAST CORPORATION TRUST II
$3,000,000,000              COMCAST CORPORATION TRUST III


                            1500 Market Street
                            Philadelphia, Pennsylvania 19102-2148
                            (215) 665-1700
--------------------------------------------------------------------------------
The following are types of securities that we may offer and sell under this prospectus:



   o Class A common stock                      o Class A special common stock
   o Preferred stock                           o Purchase contracts
   o Unsecured senior debt securities          o Depositary shares
   o Unsecured subordinated debt securities
   o Warrants
   o Units

     In addition, we, in conjunction with our newly created trust subsidiaries, may offer and sell:

     o Guaranteed trust preferred securities and guarantees thereof

     We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

   o Maturity                 o Redemption terms
   o Interest rate            o Listing on a securities exchange
   o Sinking fund terms       o Amount payable at maturity
   o Currency of payments     o Conversion or exchange rights
   o Dividends                o Liquidation amount

--------------------------------------------------------------------------------
     Investing in the securities involves risks that are described under the caption "Risk Factors" beginning on page 3.

--------------------------------------------------------------------------------
     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We and our trust subsidiaries may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.



September 15, 1999.

                               TABLE OF CONTENTS





                                                                                           Page
                                                                                          -----
Risk Factors ...........................................................................    3
Special Note Regarding Forward-Looking Statements ......................................    5
Comcast Corporation ....................................................................    6
Trust Subsidiaries .....................................................................    6
Use of Proceeds ........................................................................    7
Dividend Policy ........................................................................    7
Ratio of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock
  Dividends ............................................................................    7
Description of the Senior Debt Securities and Subordinated Debt Securities .............    8
Description of Warrants ................................................................   18
Description of Purchase Contracts ......................................................   19
Description of Units ...................................................................   19
Description of the Guaranteed Trust Preferred Securities ...............................   20
Description of the Guaranteed Trust Preferred Securities Guarantees ....................   21
Global Securities ......................................................................   24
Description of Preferred Stock .........................................................   26
Description of Depositary Shares .......................................................   27
Description of Common Stock ............................................................   29
Plan of Distribution ...................................................................   30
Legal Matters ..........................................................................   31
Experts ................................................................................   31
Available Information ..................................................................   31
Incorporation of Certain Documents by Reference ........................................   32

                                 RISK FACTORS

       You should carefully review the information contained in this prospectus and in the other reports we file with the SEC, but should particularly consider the following matters.

Our Ability to Successfully Integrate Our New Cable Communications Operations Will Affect Our Future Results of Operations.

       We recently have entered into a series of transactions which will substantially increase the size and scope of our cable operations over the next several years. These transactions will result in an increase in the number of subscribers we serve from approximately 5.6 million, as of June 30, 1999, to in excess of 8 million. We will be acquiring systems in new communities in which we do not have established relationships with the local franchising authority, community leaders and cable subscribers. Further, a substantial number of new employees must be integrated into our business practices and operations. Our results of operations may be significantly affected by our ability to efficiently and effectively manage these changes.

Our Ability to Pay Our Obligations, Including Our Obligation to Pay Holders of Our Securities, Is Dependent Upon Payments That We Receive from Our Subsidiaries.

       Our ability to pay our obligations, including our obligation to make payments on the securities we are offering, depends upon our subsidiaries' results of operations and on their paying us under the terms of our management agreements with them for programming, and for investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on the securities we are offering or to make funds available to us. Some of our subsidiaries' loan agreements require them to maintain certain financial ratios and restrict their ability to make dividends, pay management fees and advance funds to affiliated entities, including us.

       Our subsidiaries must satisfy all of their liabilities, including paying their trade creditors and preferred stockholders in full, before their assets will become available to us to pay holders of our debt securities and our trust subsidiaries' guaranteed trust preferred securities. In addition, even if we are a creditor of one of our subsidiaries, our claim would be subordinated to any security interest in its assets and to any of its indebtedness.

We Face a Wide Range of Competition in Areas Served by Our Cable Systems, Which Could Affect Our Future Results of Operations.

       Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers. We compete directly with program distributors that use satellites, build competing cable systems in the same communities we serve or otherwise provide programming to our subscribers and potential subscribers. In addition, federal law now allows local telephone companies to provide directly to subscribers a wide variety of services that are competitive with our cable communications services. Some local telephone companies provide or have announced plans to provide video services within and outside their telephone service areas through a variety of methods, including broadband cable networks, satellite program distribution and wireless transmission facilities.

Our Competition May Increase Because of Technological and Other Advances, Which Could Affect Our Future Results of Operations.

       Recently, a number of companies, including telephone companies and ISPs have asked local authorities and the FCC to mandate that cable operators provide capacity on their broadband infrastructure so that these companies and others may deliver Internet services directly to customers over cable facilities. In response, several local jurisdictions attempted to impose these capacity obligations on several cable operators. Various cable companies, including us, have initiated litigation challenging these municipal requirements. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue. In addition, several telephone companies are introducing Digital Subscriber Line technology, known as DSL, which will allow Internet access to subscribers at data transmission speeds equal to or greater than that of modems over conventional telephone lines.

       We expect other advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment to occur in the future. Other new technologies and services may develop and may compete with services that our cable communications systems offer. The success of these ongoing and future developments could have a negative impact on our business and operations.

Our Cost of Providing Programming May Increase More Than That of Our Competitors, Which Could Make Our Services Less Competitive.

       We generally pay either a monthly fee per subscriber per channel or a percentage of certain revenues for programming. Our programming costs are increased by increases in the number of subscribers, expansion of the number of channels provided to customers, and increases in contract rates from programming suppliers. Our programming contracts are generally for a fixed period of time and are subject to negotiated renewal. We anticipate that future contract renewals will result in programming costs that are higher than our costs today, particularly for sports programming, which could make our service less competitive.

We Face Competition in Electronic Retailing from the Retail Industry and Other Satellite-Transmitted Programs, Which Could Affect QVC's Future Results of Operations.

       QVC, our electronic retailing subsidiary, is a domestic and international electronic media general merchandise retailer which produces and distributes merchandise-focused television programs, via satellite, to affiliated video program providers for retransmission to subscribers. QVC operates in a highly competitive environment. As a general merchandise retailer, QVC competes for consumer expenditures and interest with the entire retail industry, including department, discount, warehouse and specialty stores, mail order, Internet and other direct sellers, shopping center and mall tenants and conventional retail stores. On television, QVC competes with other satellite-transmitted programs for channel space and viewer loyalty. Many systems have limited channel capacity and therefore may be precluded from carrying the QVC program.

The QVC Program May Experience Transmission Failures, Which Could Significantly Affect QVC's Future Results of Operations.

       A transponder on a communications satellite transmits the QVC domestic signal. QVC subleases transponders for the transmission of its signals to the UK and Germany and has made arrangements for redundant coverage through other satellites in case of a failure. An interruption or termination of satellite transmission due to transponder failure could have a material adverse effect on QVC's future results of operations.

Our Indentures Do Not Restrict Our Ability to Incur Additional Indebtedness, Which Could Make Our Debt Securities More Risky in the Future.

       As of June 30, 1999, our consolidated indebtedness was $7.843 billion, of which $3.135 billion constituted "Senior Indebtedness" as defined under the subordinated indenture dated as of June 15, 1999 between us and Bankers Trust Company, as trustee. As of June 30, 1999, our consolidated stockholders' equity was $6.742 billion. The indentures that govern the terms of our debt do not restrict our ability or our subsidiaries' ability to incur additional indebtedness. The degree to which we incur additional debt could have important consequences to holders of the securities, including:

       o limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

       o requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

       o limiting our flexibility to plan for, or react to, changes in our businesses;

       o making us more indebted than some of our competitors, which may place us at a competitive disadvantage; and

       o making us more vulnerable to a downturn in our businesses.

The Securities We Are Offering May Not Develop an Active Public Market, Which Could Depress the Resale Price of the Securities.

       The securities we are offering, other than our class A common stock and class A special common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

       In addition, the guaranteed trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying subordinated debt securities. This could have adverse tax consequences to you if you dispose of your guaranteed trust preferred securities between record dates for payments. See any accompanying prospectus supplement relating to guaranteed trust preferred securities for more information on the tax implications of your purchase of guaranteed trust preferred securities.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       The cable communications industry and the provision of programming content may be affected by, among other things:

       o changes in laws and regulations;

       o judicial and administrative decisions;

       o changes in the competitive environment;

       o changes in technology;

       o franchise related matters;

       o market conditions that may adversely affect the availability of debt and equity financing for working capital, capital expenditures or other purposes; and demand for the programming content we distribute or the willingness of other video program providers to carry our content and general economic conditions.

       In this prospectus and in the documents we incorporate by reference, we state our beliefs of future events and our future financial performance. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should", "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" above. Those factors may cause our actual results to differ materially from any of our forward-looking statements.

                              COMCAST CORPORATION

       We are principally engaged both in developing, managing and operating hybrid fiber-coaxial broadband cable communications networks and in providing programming content, primarily through QVC. We are currently the third-largest cable communications system operator in the United States and are in the process of implementing high-speed Internet access service and digital video applications to enhance the products available on our cable networks.

       Our consolidated cable operations served approximately 5.6 million subscribers and passed approximately 9.2 million homes in the United States as of June 30, 1999. We own interests in other cable communications companies serving more than 238,000 subscribers as of June 30, 1999. In May of 1999, we entered into a series of transactions with AT&T Corp. whereby we will acquire, subject to receipt of necessary regulatory and other approvals, approximately 2 million cable subscribers from AT&T in a series of transactions over the next three years. Upon completion of the AT&T transactions and other pending transactions, we will serve in excess of 8 million subscribers.

       We provide programming content through our majority-owned subsidiaries, QVC, Inc. and E! Entertainment Television, Inc., and through other programming investments, including Comcast SportsNet, The Golf Channel, Speedvision and Outdoor Life. Through QVC, we market a wide variety of products directly to consumers primarily on merchandise-focused television programs. As of June 30, 1999, QVC is available, on a full and part-time basis, to over 72.4 million homes in the United States, over 7.6 million homes in the United Kingdom and Ireland and over 14.9 million homes in Germany.

       We are a Pennsylvania corporation that was organized in 1969. We have our principal executive offices at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. Our telephone number is (215) 665-1700. We also have a world wide web site at http://www.comcast.com. The information posted on our web site is not incorporated into this prospectus.

                              TRUST SUBSIDIARIES

       Comcast Corporation Trust I, Comcast Corporation Trust II and Comcast Corporation Trust III are statutory business trusts formed under Delaware law under separate declarations of trust on June 16, 1999. We executed, as sponsor for each trust, together with the relevant trustees, declarations of trust with respect to each trust subsidiary and will execute together with the relevant trustees and institutional trustee, an amended and restated declaration of trust that provides for the issuance of guaranteed trust preferred securities, when we issue them. Any reference to the "declaration" means the original declaration prior to such issuance, and the amended and restated declaration following issuance, unless otherwise indicated.

       Each of our trust subsidiaries exists for the exclusive purposes of:

       o issuing the guaranteed trust preferred securities and common securities representing undivided beneficial interests in its assets;

       o investing the gross proceeds of the guaranteed trust preferred securities and common securities in our subordinated debt securities; and

       o engaging in only those other activities necessary or incidental to the first two purposes.

We will directly or indirectly own all of the common securities of each of our trust subsidiaries. The common securities will have an aggregate liquidation amount equal to no less than 3 percent of the total capital of each trust subsidiary. The common securities will rank equally with, and each trust subsidiary will make payments on the common securities in proportion to, the guaranteed trust preferred securities, except that if an event of default occurs under the declaration, our rights as holder of the common securities to payments will be subordinated to your rights as holder of the guaranteed trust preferred securities. Each of our trust subsidiaries has a term of 55 years, but may terminate earlier as provided in its declaration. Each trust subsidiary's business and affairs will be conducted by the trustees we appoint, as the direct or indirect holder of all the common securities. We, as holder of the common securities, are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each trust subsidiary. The trustees' duties and obligations are governed by the trust subsidiaries' declarations. Prior to the issuance of any guaranteed trust preferred securities, we will ensure that a majority of each trust subsidiary's trustees are persons who are our employees or officers or affiliates and that one trustee of each trust subsidiary is a financial institution that is not an affiliate of ours. The unaffiliated financial institution will act as institutional trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the institutional trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust subsidiary will have its principal place of business or reside in the State of Delaware. We will pay each trust subsidiary's fees and expenses, including those relating to any offering of guaranteed trust preferred securities. In addition, we guarantee payments on the guaranteed trust preferred securities to the extent our trust subsidiaries can themselves make payments on the guaranteed trust preferred securities.

       Each trust subsidiary's principal place of business is c/o Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania 19102-2148.

                                USE OF PROCEEDS

       We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in a prospectus supplement. Each of our trust subsidiaries will use all proceeds received from the sale of the guaranteed trust preferred securities to purchase subordinated debt securities from us.

                                DIVIDEND POLICY

     We paid quarterly dividends on our common stock of $0.012 per share in 1997 and 1998 and in March 1999. We do not intend to pay dividends on our common stock for the foreseeable future.

       RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our historical ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends from continuing operations. Earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest. Combined fixed charges and preferred stock dividends consist of fixed charges, as defined above, and the amount of pre-tax earnings required to pay the dividends on our preferred stock.

                                                 Six Months Ended
                                                     June 30,                         Years Ended December 31,
                                              ----------------------  ---------------------------------------------------------
                                                 1999        1998        1998        1997        1996        1995        1994
                                              ----------  ----------  ----------  ----------  ----------  ----------  ---------
Ratio of earnings to fixed charges .........    7.49x       1.41x       5.54x       1.45x       1.45x       1.48x           (1)
Ratio of earnings to combined fixed charges
 and preferred stock dividends .............    6.87x       1.29x       5.05x       1.38x       1.44x       1.48x           (1)

------------
(1) Earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $6.4 million for the year ended December 31, 1994.

                 DESCRIPTION OF THE SENIOR DEBT SECURITIES AND
                         SUBORDINATED DEBT SECURITIES

       Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:


       o in the case of senior debt securities, under a senior indenture to be dated as of June 15, 1999 between us and Bank of Montreal Trust Company, as trustee; and


       o in the case of subordinated debt securities, under a subordinated indenture to be dated as of June 15, 1999 between us and Bankers Trust Company, as trustee.

       The senior indenture and the subordinated indenture are included as exhibits to the registration statement of which this prospectus is a part.


       Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, you should read the indentures. As used in this Section of the prospectus and under captions "Description of Debt Warrants," "Description of Common Stock," "Description of Purchase Contracts" and "Description of Units," the terms we, us and our mean Comcast Corporation only, and not subsidiaries of Comcast Corporation.

General

       The senior debt securities will constitute unsecured and unsubordinated obligations of ours and the subordinated debt securities will constitute unsecured and subordinated obligations of ours. A detailed description of the subordination provisions is provided below under the caption "Certain Terms of the subordinated debt securities -- Subordination". In general, however, if we declare bankruptcy the senior debt securities will be paid in full before the subordinated debt securities will receive anything.

       We are a holding company and conduct all of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay principal or interest on the debt securities, to pay the debt securities at maturity or upon redemption or to buy the debt securities will depend upon our subsidiaries paying us management fees under the terms of our management agreements with them, paying us for programming and repaying investments and advances we have made to them, and upon our subsidiaries' earnings and their distributing those earnings to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries' ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. In addition, some of our subsidiaries' loan agreements require them to maintain financial ratios and cash flow levels and contain restrictions on their ability to make dividend payments, pay management fees and make advances to affiliated entities, including us. The indentures will not limit our subsidiaries' ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.


       You should look in the prospectus supplement for the following terms of the debt securities being offered:


       o the debt securities' designation;


       o the aggregate principal amount of the debt securities;


       o the percentage of their principal amount (i.e. price) at which the debt securities will be issued;


       o the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

       o the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

       o the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

       o the right, if any, to extend the interest payment periods and the duration of that extension;

       o provisions for a sinking fund purchase or other analogous fund, if any;

       o the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

       o the form of the debt securities;

       o any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

       o the terms and conditions, if any, upon which we may have to repay the debt securities early at your option and the price or prices in the currency or currency unit in which the debt securities are payable;

       o the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;


       o the terms and conditions, if any, pursuant to which the debt securities may be converted or exchanged for the cash value of other securities issued by us or by a third party; and

       o any other terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

       You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

       Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

       We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

 Certain Covenants

       Financial Information. We will file with the trustee, within 15 days after we are required to file the same under the Securities Exchange Act of 1934, copies of the annual reports and the information, documents and other reports to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. We intend to file all such reports, information and documents with the SEC, whether or not required by Section 13 or 15(d), and will send copies to the trustee within such 15 day period.

       Consolidation, Merger and Sale of Assets. We may not consolidate with, merge with or into, or sell, convey, transfer, lease, or otherwise dispose of all or substantially all of our property and assets as an entirety or substantially an entirety in one transaction or a series of related transactions to any person (other than a consolidation with or merger with or into or a sale, conveyance, transfer, lease or other disposition to a wholly-owned subsidiary with a positive net worth; provided that, in connection with any merger of us and a wholly-owned subsidiary, no consideration other than common stock in the surviving person or of ours shall be issued or distributed to our stockholders) or permit any person to merge with or into us unless:

       o we are the continuing person or the person formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the debt securities and under the indenture;

       o immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

       o we deliver to the trustee an officers' certificate and opinion of counsel, in each case stating that such consolidation, merger, or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture and the debt securities relating to such transaction have been complied with; provided, however, that the foregoing limitations will not apply if, in the good faith determination of our board of directors, whose determination must be set forth in a board resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

  Events of Default

       An event of default for a series of senior debt securities is defined under the senior indenture as being:

       o our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon acceleration, redemption, or otherwise;

       o our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days;

       o we default in the performance of or we breach any of our other covenants or agreements in the senior indenture applicable to all the senior debt securities or applicable to senior debt securities of such series and that default or breach continues for a period of 90 consecutive days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

       o a court having jurisdiction enters a decree or order for:

              o relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;


              o appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or for all or substantially all of our property and assets; or

              o the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 180 consecutive days.

       o we:

              o commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

              o consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of ours or for all or substantially all of our property and assets; or

              o effect any general assignment for the benefit of creditors.

       If an event of default other than an event of default specified in the last two bullet points above occurs with respect to an issue of senior debt securities and is continuing under the indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such senior debt securities then outstanding under the indenture by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

       Upon a declaration of acceleration, such principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. If an event of default specified in the last two bullet points above occurs with respect to us, the principal amount of and accrued interest, if any, on each issue of senior debt securities then outstanding shall be and become immediately due and payable without any notice or other action on the part of the trustee or any holder. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of an issue of senior debt securities that has been accelerated. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of an issue of senior debt securities by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each such senior debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see "--Modification and Waiver."

       The holders of at least a majority in aggregate principal amount of an issue of senior debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such issue of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such issue of senior debt securities. A holder may not pursue any remedy with respect to the indenture or any series of senior debt securities unless:

       o the holder gives the trustee written notice of a continuing event of default;

       o the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

       o the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

       o the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

       o during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

       These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

       The senior indenture will require certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, as to their knowledge of our compliance with all conditions and covenants under the indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under the indenture.

   Discharge and Defeasance

       The senior indenture provides that, except as otherwise provided in this paragraph, we may discharge our obligations with respect to an issue of senior debt securities and the indenture with respect to such series of senior debt securities if:

       o all senior debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by it under the indenture; or

       o the senior debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption;

              o we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of such series, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay principal of and interest on the senior debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the senior indenture; and

              o we deliver to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the senior debt securities of such series have been complied with.

       With respect to the first bullet point, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee under the indenture shall survive. With respect to the second bullet point, only our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

       The senior indenture also provides that, except as otherwise provided in this paragraph, we:

       o will be deemed to have paid and will be discharged from any and all obligations in respect of a series of senior debt securities, and the provisions of the senior indenture will no longer be in effect with respect to such senior debt securities ("legal defeasance"); and

       o may omit to comply with any term, provision or condition of the senior indenture described above under "--Certain Covenants" and such omission shall be deemed not to be an event of default under the third clause of the first paragraph of "--events of default" with respect to such series of senior debt securities ("covenant defeasance");

       provided that the following conditions shall have been satisfied:

              o we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

              o such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;


              o no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;


              o we shall have delivered to the trustee:

                (1) either an opinion of counsel that the holders of the senior debt securities of
                    such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (which opinion, in the case of a legal defeasance, shall be based upon a change in law) or a ruling directed to the trustee received from the Internal Revenue Service to the same effect; and


                (2) an opinion of counsel that the holders of the senior debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and


              o we have delivered to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated of the senior debt securities of such series have been complied with.


       Subsequent to legal defeasance under the first bullet point above, our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and its right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, in the case of legal defeasance under the first bullet point above, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee shall survive.

 Modification and Waiver

       We and the trustee may amend or supplement the senior indenture or the senior debt securities without notice to or the consent of any holder:

       o to cure any ambiguity, defect, or inconsistency in the senior indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;

       o to comply with the provisions described under "--Certain
Covenants--Consolidation, Merger and Sale of Assets";

       o to comply with any requirements of the SEC in connection with the qualification of the senior indenture under the Trust Indenture Act;

       o to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

       o to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

       o to provide for uncertificated senior debt securities and to make all appropriate changes for such purpose;

       o to make any change that does not adversely affect the rights of any holder;

       o to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

       o to make any change so long as no senior debt securities are outstanding.

       Subject to certain conditions, without prior notice to any holder of an issue of senior debt securities, modifications and amendments of the senior indenture may be made by us and the trustee with the written consent of the holders of a majority in principal amount of such series of senior debt securities, and compliance by us with any provision of the indenture with respect to such series of senior debt securities may be waived by written notice to the trustee by the holders of a majority in principal amount of such series of senior debt securities outstanding; provided, however, that each affected holder must consent to any modification, amendment or waiver that,


       o changes the stated maturity of the principal of, or any installment of interest on, any senior debt securities of such series;


       o reduces the principal amount of, or premium, if any, or interest on, any senior debt securities of such series;


       o changes the place or currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;


       o changes the provisions for calculating the optional redemption price, including the definitions relating thereto;


       o changes the provisions relating to the waiver of past defaults or change or impair the right of holders to receive payment or to institute suit for the enforcement of any payment of any senior debt securities of such series on or after the due date therefor;


       o reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;


       o alters or impairs the right to convert the senior debt security at the rate and upon the terms provided in the indenture;


       o waives a default in the payment of principal of or interest on the senior debt securities;


       o adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or


       o modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived with the consent of the holder of each senior debt security of such series affected by the modification.

       It shall not be necessary for the consent of the holders under this section of the indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver under this section of the indenture becomes effective, we must give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

       With respect to any issue of senior debt securities, neither we nor any of our subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, or otherwise, to any holder of any such senior debt securities for or as an inducement to any consent, waiver, or amendment of any of the terms or provisions of such series of senior debt securities or the indenture with respect to such series of senior debt securities unless such consideration is offered to be paid or agreed to be paid to all holders of such senior debt securities of such series that consent, waive, or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver, or agreement.

  No Personal Liability of Incorporators, Stockholders, Officers, Directors, or
      Employees

       The senior indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours in the indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director, employee of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

  Concerning the Trustee

       The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  Governing Law

       The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

  The Trustees

       We may have normal banking relationships with the trustees under the indentures in the ordinary course of business.

Certain Terms of the Subordinated Debt Securities

       Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical, in all material respects, to the terms of the senior indenture and senior debt securities.

  Subordination

       The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any senior indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of senior indebtedness may receive more, ratably, and holders of our subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

       The term "Senior Indebtedness" means the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding today or incurred by us in the future:

       o all of our indebtedness for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time we acquire it;

       o all of our indebtedness evidences by notes, debentures, bonds or other securities sold by us for money;

       o all of our lease obligations which are capitalized on our books in accordance with generally accepted accounting principles;

       o all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that we, in any manner, assume or guarantee or that we in effect guarantee through an agreement to purchase, whether that agreement is contingent or otherwise; and

       o all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

       unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any indebtedness outstanding under our senior subordinated debentures Indenture dated as of October 17, 1991 between us and Morgan Guaranty Trust Company of New York, as successor trustee to Harris Trust and Savings Bank constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Special Terms Applicable to the Issuance of Subordinated Debt Securities to one of our Trust Subsidiaries

       If we issue subordinated debt securities to one of our trust subsidiaries or a trustee of such trust in connection with its issuance of guaranteed trust preferred securities, such subordinated debt securities subsequently may be distributed pro rata to the holders of such guaranteed preferred trust securities in connection with the dissolution of such trust subsidiary upon the occurrence of certain events described in the prospectus supplement relating to such guaranteed preferred trust securities. Only one series of subordinated debt securities will be issued to a trust subsidiary or a trustee of such trust in connection with the issuance of guaranteed preferred trust securities by such trust subsidiary.

  Certain Covenants

       If we issue subordinated debt securities to a trust subsidiary or a trustee of such trust in connection with the issuance of guaranteed trust preferred securities by such trust subsidiary and:

       o there shall have occurred any event that would constitute an event of default; or

       o we are in default with respect to our payment of any obligations under the related guaranteed trust preferred securities guarantee or common securities guarantee, then

              o we shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock (other than (1) purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans, (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock or (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing; and

              o we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees, issued by us which rank equally with or junior to such subordinated debt securities; except in the case of debt securities that rank equally with such subordinated debt securities, on a pro rata basis.

       If (1) we issue subordinated debt securities to a trust subsidiary or a trustee of such trust in connection with the issuance of guaranteed trust preferred securities by such trust subsidiary and we have exercised our right to defer payments of interest on such subordinated debt securities by extending the interest payment period of such subordinated debt securities as provided in the supplemental indenture relating to such subordinated debt securities and such period, or any extension thereof, shall be continuing, or (2) there shall have occurred any event of default, as defined in the subordinated indenture, then:

       o we shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or make any guarantee payment with respect thereto (other than (1) purchases or acquisitions of shares of our common stock to satisfy our obligations under any employee benefit plans, (2) as a result of a reclassification of our capital stock for another class or series of our capital stock or (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or security being converted or exchanged), or make any guarantee payment with respect thereto; and

       o we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to such subordinated debt securities; except in the case of debt securities that rank equally with such subordinated debt securities, on a pro rata basis.

       If we issue subordinated debt securities to a trust subsidiary or a trustee of such trust in connection with the issuance of guaranteed trust preferred securities of such trust subsidiary, for so long as such guaranteed trust preferred securities remain outstanding, we will:

       o maintain 100 percent direct or indirect ownership of the common securities of such trust subsidiary; provided, however, that any permitted successor of ours under the subordinated indenture may succeed to our ownership of such common securities;

       o use our reasonable efforts to cause such trust subsidiary:

              o to remain a statutory business trust, except in connection with the distribution of subordinated debt securities, the redemption of all of such guaranteed trust preferred securities of such trust subsidiary, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of such trust subsidiary; and

              o to otherwise continue not to be treated as an association taxable as a corporation or partnership for United States federal income tax purposes; and

              o to use our reasonable efforts to cause each holder of guaranteed trust preferred securities to be treated as owning an individual beneficial interest in the subordinated debt securities.

  Events of Default, Waiver and Notice

       In addition to the events of default applicable to all subordinated debt securities, if we issue subordinated debt securities to one of our trust subsidiaries or a trustee of such trust in connection with the issuance of guaranteed trust preferred securities by such trust subsidiary, the following will also constitute an event of default:

       the voluntary or involuntary dissolution, winding-up or termination of such trust subsidiary, except in connection with the distribution of subordinated debt securities to the holders of guaranteed trust preferred securities in liquidation of such trust subsidiary, the redemption of all of the guaranteed trust preferred securities of such trust subsidiary, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of such trust subsidiary.

Convertible Debt Securities

       The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, class A common stock or class A special common stock or other securities or rights of ours (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for such debt securities being offered.

       Unless otherwise indicated in the prospectus supplement, the following provisions will apply to debt securities being offered that may be exchanged for or converted into capital stock:

       The holder of any debt securities convertible into capital stock will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by us, to convert such debt securities into shares of capital stock, which may include preferred stock, class A common stock or class A special common stock, as specified in the prospectus supplement, at the conversion rate for each $1,000 principal amount of debt securities set forth in the prospectus supplement, subject to adjustment.

       The holder of a convertible debt security may convert a portion thereof which is $1,000 or any integral multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the business day prior to the date fixed for the redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the debt security holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

       Unless the terms of the specific debt securities being offered provide otherwise, in certain events, the conversion rate will be subject to adjustment as set forth in the indentures. Such events include:

       o the issuance of shares of any class of capital stock of ours as a dividend on the class of capital stock into which the debt securities of such series are convertible;

       o subdivisions, combinations and reclassifications of the class of capital stock into which debt securities of such series are convertible;

       o the issuance to all holders of the class of capital stock into which debt securities of such series are convertible of rights or warrants entitling the debt security holders (for a period not exceeding 45 days) to subscribe for or purchase shares of such class of capital stock at a price per share less than the current market price per share of such class of capital stock;

       o the distribution to all holders of the class of capital stock into which debt securities of such series are convertible of evidences of indebtedness of ours or of assets or subscription rights or warrants (other than those referred to above); and

       o distributions of cash in excess of certain threshold amounts.

       In the case of cash dividends in excess of threshold amounts, we may, at our option, choose to set aside the amount of such distribution in cash for distribution to the holder upon conversion rather than adjust the conversion rate; we do not intend to pay interest on the cash set aside.

       No adjustment of the conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such rate. Fractional shares of capital stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment. Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, except convertible debt securities called for redemption on a redemption date during such period, must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.


                            DESCRIPTION OF WARRANTS

General

       We may issue warrants to purchase securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement are set forth in the applicable prospectus supplement.

       The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

       o the title of such warrants;

       o the aggregate number of such warrants;

       o the price or prices at which such warrants will be issued;

       o the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

       o the securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

       o the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

       o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

       o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

       o if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such Security;

       o if applicable, the date on and after which such warrants and the related securities will be separately transferable;

       o information with respect to book-entry procedures, if any;

       o if applicable, a discussion of certain United States Federal income tax considerations; and

       o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.


                       DESCRIPTION OF PURCHASE CONTRACTS

       We may issue purchase contracts for the purchase or sale of:

       o our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

       o currencies or composite currencies; or

       o commodities.

       Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable prospectus supplement. We must, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value thereof or, in the case of underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.


       Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the pre-paid purchase contracts will be issued under one of the indentures.

                             DESCRIPTION OF UNITS

       As specified in the applicable prospectus supplement, units will consist of one or more purchase contracts, warrants, debt securities, guaranteed trust preferred securities, preferred stock, class A common stock or class A special common stock or any combination thereof. Reference is made to the applicable prospectus supplement for:

       o all terms of the units and of the purchase contracts, warrants, debt securities, guaranteed trust preferred securities, shares of preferred stock, shares of class A common stock or shares of class A special common stock, or any combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;


       o a description of the terms of any unit agreement governing the units;
and


       o a description of the provisions for the payment, settlement, transfer or exchange of the units.

           DESCRIPTION OF THE GUARANTEED TRUST PREFERRED SECURITIES

       Each trust subsidiary has the sole obligation to make payments to you on the guaranteed trust preferred securities. However, our obligations to each trust subsidiary and our guaranteed trust preferred securities guarantee are equivalent to our full and unconditional guarantee on a subordinated basis of each trust subsidiary's payments to you on the guaranteed trust preferred securities. We have the sole obligation to make payments to you on all other securities.


       Each trust subsidiary may issue, from time to time, only one series of guaranteed trust preferred securities along with common securities having terms described in the prospectus supplement relating to the issuance. The declaration of each trust subsidiary authorizes the regular trustees of such trust subsidiary to issue on its behalf one series of guaranteed trust preferred securities. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939. The guaranteed trust preferred securities will have terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act of 1939 and which will mirror the terms of the subordinated debt securities held by the trust subsidiary and described in the applicable prospectus supplement. You should look in the prospectus supplement for the specific terms of the guaranteed trust preferred securities, including:


       o the distinctive designation and number of the guaranteed trust preferred securities;


       o the annual distribution rate or method of determining such rate for the guaranteed trust preferred securities and the date or dates upon which such distributions shall be payable; provided, however, that distributions on the guaranteed trust preferred securities shall be payable on a periodic basis to holders of such guaranteed trust preferred securities as of a record date in each period during which such guaranteed trust preferred securities are outstanding;

       o whether distributions on the guaranteed trust preferred securities will be cumulative, and, in the case of guaranteed trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on the guaranteed trust preferred securities shall be cumulative;

       o the amount or amounts which shall be paid out of the assets of our trust subsidiary to the holders of its guaranteed trust preferred securities upon its voluntary or involuntary dissolution, winding-up or termination;

       o the obligation, if any, of our trust subsidiary to purchase or redeem guaranteed trust preferred securities it issues and the price or prices at which, the period or periods within which, and the terms and conditions upon which, it may purchase or redeem its guaranteed trust preferred securities in whole or in part;

       o the voting rights, if any, of our trust subsidiary's guaranteed trust preferred securities in addition to those required by law, including the number of votes per guaranteed trust preferred security and any requirement for the approval by the holders of guaranteed trust preferred securities as a condition to specified action or amendments to the declaration of our trust subsidiary;

       o the terms and conditions, if any, upon which the underlying subordinated debt securities may be distributed to holders of guaranteed trust preferred securities;

       o if applicable, any securities exchange upon which the guaranteed trust preferred securities shall be listed; and

       o any other relevant rights, preferences, privileges, limitations or restrictions of guaranteed trust preferred securities not inconsistent with the declaration of our trust subsidiary or with applicable law.

       We will guarantee all guaranteed trust preferred securities offered by this prospectus hereby to the extent described below under "Description of the Guaranteed Trust Preferred Securities Guarantees." We will describe certain of the United States federal income tax considerations applicable to any offering of guaranteed trust preferred securities in an accompanying prospectus supplement.

       In connection with the issuance of guaranteed trust preferred securities, our trust subsidiary will issue one series of its common securities. The declaration of each of our trust subsidiaries authorizes its regular trustees to issue on its behalf one series of common securities having terms including distributions, redemption, voting, liquidation rights or restrictions as shall be set forth in the declaration. The terms of the common securities issued by one of our trust subsidiaries will be substantially identical to the terms of its guaranteed trust preferred securities and the common securities will rank equally, and payments will be made thereon pro rata, with the guaranteed trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the guaranteed trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of our trust subsidiaries' trustees. We will directly or indirectly own all of the common securities of each of our trust subsidiaries.

Enforcement of Certain Rights by Holders of Guaranteed Trust Preferred
Securities

       If an event of default under the declaration of one of our trust subsidiaries occurs and is continuing, then the holders of its guaranteed trust preferred securities would have to rely on the institutional trustee enforcing against us its rights as a holder of the subordinated debt securities. In addition, the holders of a majority in liquidation amount of the guaranteed trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or to direct the exercise of any trust or power conferred upon the institutional trustee under the applicable declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the institutional trustee fails to enforce its rights under the subordinated debt securities, a holder of guaranteed trust preferred securities may not institute a legal proceeding directly against us to enforce the institutional trustee's rights under the applicable series of subordinated debt securities. Notwithstanding the foregoing, if an event of default under the applicable declaration has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities when due, then a holder of guaranteed trust preferred securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of such holder's guaranteed trust preferred securities on or after the respective due date for the applicable series of subordinated debt securities. In connection with such a direct action brought by a holder, we will be subrogated to the rights of such holder of guaranteed trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of preferred securities in such direct action.

      DESCRIPTION OF THE GUARANTEED TRUST PREFERRED SECURITIES GUARANTEES

       Set forth below is a summary of information concerning the guaranteed trust preferred securities guarantees that we will execute and deliver for the benefit of the holders from time to time of the guaranteed trust preferred securities. Each guaranteed trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We will name the trustee who will act as indenture trustee under each guaranteed trust preferred securities guarantee for purposes of the Trust Indenture Act of 1939 in the prospectus supplement relating to such guaranteed trust preferred securities. The terms of each guaranteed trust preferred securities guarantee will be those set forth in such guaranteed trust preferred securities guarantee and those made part of such guaranteed trust preferred securities guarantee by the trust indenture act. Because the following is only a summary of the guaranteed trust preferred securities guarantee, it does not contain all information that you may find useful. For further information about the guaranteed trust preferred securities guarantee, you should read the guaranteed trust preferred securities guarantee. Each guaranteed trust preferred securities guarantee will be held by the preferred guarantee trustee for the benefit of the holders of the guaranteed trust preferred securities of the relevant trust subsidiary.

General

       Pursuant to each guaranteed trust preferred securities guarantee, we will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the guaranteed trust preferred securities, the guarantee payments described below (except to the extent paid by our trust subsidiary), as and when due, regardless of any defense, right of set-off or counterclaim which such trust subsidiary may have or assert. The following payments with respect to guaranteed trust preferred securities to the extent not paid by such trust subsidiary, will be subject to the guaranteed trust preferred securities guarantee thereon (without duplication):


       o any accrued and unpaid distributions which are required to be paid on such guaranteed trust preferred securities, to the extent the applicable trust subsidiary has funds available for such payment;


       o the redemption price, including all accrued and unpaid distributions, to the extent the applicable trust subsidiary has funds available for such payment with respect to any guaranteed trust preferred securities called for redemption by such trust subsidiary; and


       o upon a voluntary or involuntary dissolution, winding-up or termination of such trust subsidiary (other than in connection with the distribution of subordinated debt securities to the holders of guaranteed trust preferred securities or the redemption of all of the guaranteed trust preferred securities), the lesser of


              o the aggregate of the liquidation amount and all accrued and unpaid distributions on such guaranteed trust preferred securities to the date of payment, to the extent such trust subsidiary has funds available therefor; and


              o the amount of assets of such trust subsidiary remaining available for distribution to holders of such guaranteed trust preferred securities in liquidation of such trust subsidiary.


       The redemption price and liquidation amount will be fixed at the time the guaranteed trust preferred securities are issued. Our obligation to make a guarantee payment as described above may be satisfied by direct payment of the required amounts by us to the holders of guaranteed trust preferred securities or by our causing our trust subsidiary to pay such amounts to such holders.

       No guaranteed trust preferred securities guarantee will apply to any payment of distributions except to the extent our trust subsidiary has funds available for such payment. If we do not make interest payments on the subordinated debt securities purchased by our trust subsidiary, it will not pay distributions on its guaranteed trust preferred securities and will not have funds available to make such payment. See "Description of the Subordinated Debt Securities -- Certain Covenants." The guaranteed trust preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the subordinated debt security indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of our trust subsidiaries (other than with respect to the guaranteed trust preferred securities and related common securities), is equivalent to a full and unconditional guarantee on a subordinated basis by us of payments due on the guaranteed trust preferred securities.


Certain Covenants

       In each guaranteed trust preferred securities guarantee, we will covenant that, so long as any guaranteed trust preferred securities issued by the applicable trust subsidiary remain outstanding, if there shall have occurred any event that would constitute an event of default under such guaranteed trust preferred securities guarantee or under our trust subsidiary's declaration, then:

       o we may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payment with respect to, any of our capital stock (other than (i) purchases or acquisitions of shares of our common stock in connection with the satisfaction of our obligations under any employee benefit plans or the satisfaction of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock,
(ii) as a result of a reclassification of our capital stock or the exchange or conversion of one our class or series of capital stock for another of our class or series of capital stock or,

(iii) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing and

       o we may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees, issued by us which rank equally with or junior to such subordinated debt securities; except in the case of debt securities that rank equally with such subordinated debt securities, on a pro rata basis.

Modification of the Guaranteed Trust Preferred Securities Guarantees;
Assignment

       Except with respect to any changes which do not adversely affect the rights of holders of guaranteed trust preferred securities (in which case no vote will be required), each guaranteed trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the related guaranteed trust preferred securities. The manner of obtaining any such approval of holders of such guaranteed trust preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guaranteed trust preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related guaranteed trust preferred securities.

Termination

       Each guaranteed trust preferred securities guarantee will terminate as to the guaranteed trust preferred securities issued by the applicable trust subsidiary:

       o upon full payment of the redemption price, including all accrued and unpaid distributions, of all its guaranteed trust preferred securities;

       o upon distribution of the subordinated debt securities held by it to the holders of its guaranteed trust preferred securities; or

       o upon full payment of the amounts payable in accordance with its declaration upon its liquidation.

       Each guaranteed trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of guaranteed trust preferred securities issued by the applicable trust subsidiary must restore payment of any sums paid under such guaranteed trust preferred securities or such guaranteed trust preferred securities guarantee.

Events of Default

       An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee.

       The holders of a majority in liquidation amount of the guaranteed trust preferred securities relating to such guaranteed trust preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guaranteed trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such guaranteed trust preferred securities. If the preferred guarantee trustee fails to enforce such guaranteed trust preferred securities guarantee, any holder of guaranteed trust preferred securities relating to such guaranteed trust preferred securities guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee's rights under such guaranteed trust preferred securities guarantee, without first instituting a legal proceeding against the relevant trust subsidiary, the preferred guarantee trustee or any other person or entity. Notwithstanding the foregoing, if we have failed to make a guarantee payment, a holder of guaranteed trust preferred securities may directly institute a proceeding against us for enforcement of the guaranteed trust preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against our trust subsidiary or any other person or entity before proceeding directly against us.

       The preferred guarantee trustee, prior to the occurrence of a default with respect to a guaranteed trust preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such guaranteed trust preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a guaranteed trust preferred securities guarantee at the request of any holder of guaranteed trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

Status of the Preferred Securities Guarantees

       The guaranteed trust preferred securities guarantees will constitute unsecured obligations of ours and will rank (i) subordinate and junior in right of payment to all of our other liabilities, (ii) equally with the most senior preferred or preference stock now or in the future issued by us and with any guarantee now or in the future entered into by us in respect of any preferred or preference stock of any of our affiliates, and (iii) senior to our common stock. The terms of the guaranteed trust preferred securities provide that each holder of guaranteed trust preferred securities issued by the applicable trust subsidiary by accepting the guaranteed trust preferred securities agrees to the subordination provisions and other terms of the guaranteed trust preferred securities guarantee relating to the guaranteed trust preferred securities.

       The guaranteed trust preferred securities guarantees will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the preferred securities guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

       We and certain of our affiliates may maintain a banking relationship with the preferred guarantee trustee.

Governing Law

       The guaranteed trust preferred securities guarantees will be governed by, and construed and interpreted in accordance with the laws of the State of New York.

                               GLOBAL SECURITIES

       We may issue the debt securities, warrants, purchase contracts, guaranteed trust preferred securities, guaranteed trust preferred securities guarantee and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

       The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

       Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as "participants" or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

       So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract, declaration, guaranteed trust preferred securities guarantee or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

       Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase contracts, preferred securities, guaranteed trust preferred securities guarantee or units, represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

       We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

       If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

                        DESCRIPTION OF PREFERRED STOCK

       Our board of directors is authorized to issue in one or more series up to a maximum of 20,000,000 shares of preferred stock, without par value. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion or exchange rights and other special or relative rights as the board of directors shall from time to time fix by resolution. The dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of each series of the preferred stock will be set forth in the prospectus supplement.

       The applicable prospectus supplement will describe the following terms to the extent that they may apply to an issuance of preferred stock in respect of which this prospectus is being delivered:

       o the specific designation, number of shares, seniority and purchase price;

       o any liquidation preference per share;

       o any date of maturity;

       o any redemption, repayment or sinking fund provisions;

       o any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

       o any voting rights;

       o if other than the currency of the United States of America, the currency or currencies including composite currencies in which such preferred stock is denominated and/or in which payments will or may be payable;

       o the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;


       o whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

       o the place or places where dividends and other payments on the preferred stock will be payable; and

       o any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

       As described under "Description of Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a bank or trust company selected by us as the depositary.

       All shares of preferred stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable. We have been advised that the preferred stock will be exempt from existing Pennsylvania personal property tax.

                       DESCRIPTION OF DEPOSITARY SHARES

       The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock.

General

       We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

       The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

       Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

       The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

       In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

       The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights offered by us to holders of preferred stock shall be made available to holders of depositary shares.

Conversion and Exchange

       If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

       If preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by us.

       After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

       Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

       The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary, provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

       We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

       We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock.

       Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.


Resignation and Removal of Depositary; Termination of the Deposit Agreement

       The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

                          DESCRIPTION OF COMMON STOCK

       The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

       We have three classes of common stock outstanding: class A special common stock, $1.00 par value per share; class A common stock, $1.00 par value per share; and class B common stock, $1.00 par value per share. There are currently 2,500,000,000 shares of class A special common stock, 200,000,000 shares of class A common stock and 50,000,000 shares of class B common stock authorized. At the close of business on June 30, 1999, there were 708,502,767 shares of class A special common stock, 31,494,976 shares of class A common stock and 9,444,375 shares of class B common stock outstanding.

Dividends

       Subject to the preferential rights of any preferred stock then outstanding, the holders of class A special common stock, class A common stock and class B common stock are entitled to receive pro rata per share cash dividends as from time to time may be declared by our board of directors out of funds legally available therefor. Each class of our common stock is to receive dividends, as declared, on an equal basis per share.

       Stock dividends on, and stock splits of, any class of common stock shall not be paid or issued unless paid or issued on all classes of common stock, in which case they are to be paid or issued only in shares of that class or in shares of either class common stock or class A special common stock.

Voting Rights

       The holders of the class A special common stock are not entitled to vote in the election of directors or otherwise, except where class voting is required by applicable law or our articles of incorporation, in which case, each holder of class A special common stock shall be entitled to one vote per share. Each holder of class A common stock has one vote per share and each holder of class B common stock has 15 votes per share. The articles of incorporation provide that the class A special common stock, the class A common stock and the class B common stock vote as separate classes on certain amendments to the articles of incorporation regarding conversion rights of the class B common stock and as required by applicable law. Under applicable law, holders of class A special common stock have voting rights in the event of certain amendments to the articles of incorporation and certain mergers and other fundamental corporate changes. In all other instances, including the election of directors, the class A common stock and the class B common stock vote as one class. Neither the holders of class A common stock nor the holders of class B common stock have cumulative voting rights.

Principal Shareholder

       At June 30, 1999, Sural Corporation, a Delaware corporation, owned 8,786,250 shares of our outstanding class B common stock and 795,038 shares of our outstanding class A common stock. Mr. Brian L. Roberts, our president, owns stock representing substantially all of the voting power of all classes of voting securities of Sural. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Roberts is deemed to be the beneficial owner of the shares of class B common stock and class A common stock owned by Sural, and he is deemed to be the beneficial owner of an additional 4,061 shares of class A common stock, including 1,356 shares owned by his wife, as to which he disclaims beneficial ownership. Since each share of class B common stock is entitled to fifteen votes, the shares of class A common stock and class B common stock owned by Sural and Mr. Roberts constitute approximately 77% of the voting power of the two classes of our voting common stock combined. The class B common stock is convertible on a share-for-share basis into class A common stock or class a special common stock. If Sural and Mr. Roberts were to convert the class B common stock which they are deemed to beneficially own into class A common stock, Mr. Roberts would beneficially own 9,585,349 shares of class A common stock, which is approximately 24% of the class A common stock.

Conversion of Class B Common Stock

       The class B common stock is convertible share for share into either the class A common stock or the class A special common stock.

Preference on liquidation

       In the event of the liquidation, dissolution or winding up, either voluntary or involuntary, of us, the holders of class A special common stock, class A common stock and class B common Stock are entitled to receive, subject to any liquidation preference of any preferred stock then outstanding, our remaining assets, if any, in proportion to the number of shares held by them without regard to class.

Miscellaneous

       The holders of class A special common stock, class A common stock and class B common stock do not have any preemptive rights, except that if the right to subscribe to stock, options or warrants to purchase stock is offered or granted to all holders of class A special common Stock or class A common stock, parallel rights must be given to all holders of class B common stock. All shares of class A special common stock, class A common stock and class B common stock presently outstanding are, and all shares of the class A special common stock and class A common stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be, fully paid and non-assessable. We have been advised that the class A special common stock and class A common stock are exempt from existing Pennsylvania personal property tax.

       The transfer agent and registrar for our class A special common stock and class A common stock is The Bank of New York, One Wall Street, New York, New York 10286.

                             PLAN OF DISTRIBUTION

       We and/or our trust subsidiaries may sell the Securities being offered hereby in four ways:


       o directly to purchasers;


       o through agents;


       o through underwriters; and


       o through dealers.


       We and/or our trust subsidiaries may directly solicit offers to purchase securities, or we and/or our trust subsidiaries may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we or our trust subsidiaries must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

       If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

       If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

       Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

       In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

       Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                                 LEGAL MATTERS

       As to matters governed by Pennsylvania law, Arthur R. Block, Esquire, Senior Deputy General Counsel of the Company, and as to matters governed by New York law, Davis Polk & Wardwell, will pass upon the validity of the securities on our behalf and on behalf of our trust subsidiaries, although we may use other counsel, including our employees, to do so. Certain matters of Delaware law relating to the validity of the guaranteed trust preferred securities will be passed upon by Richards, Layton & Finger. Unless otherwise indicated in the accompanying prospectus supplement, legal matters will be passed upon for the underwriters or agents by Cahill Gordon & Reindel (a partnership including a professional organization).

                                    EXPERTS

       Our consolidated financial statements and consolidated financial statement schedules in our annual report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference.

       Such consolidated financial statements and consolidated financial statement schedules have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of QVC, Inc. and subsidiaries, as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is included as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

       We, along with our trust subsidiaries, have filed this prospectus as part of a combine registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits forms of our underwriting agreements, copies of our senior indenture and subordinated indenture, forms of our senior debt security and subordinated debt security, the declaration of trust of each of our trust subsidiaries, a form of amended and restated declaration of trust to be adopted in connection with the issuance of any guaranteed trust preferred securities, a form of trust preferred security, the certificate of trust of each of our trust subsidiaries, a form of guarantee for the guaranteed trust preferred securities, a form of unit agreement, a form of purchase contract agreement, a form of pledge agreement, a form of warrant agreement for warrants sold alone, a form of warrant for warrants sold alone, a form of warrant agreement for warrants sold attached to securities, a form of warrant for warrants sold attached to securities, a form of deposit agreement and a form of depository share. Our descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described below.


       We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

       Our trust subsidiaries have been created solely to issue guaranteed trust preferred securities for our financing purposes. We do not plan to provide separate financial statements for our trust subsidiaries because you will be relying on our ability to make payments on our debt securities held by the trust subsidiaries or on our guarantee, rather than the trust subsidiaries' independent ability to make payments on the guaranteed trust preferred securities. In addition, although our trust subsidiaries would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the trust subsidiaries from this filing obligation for as long as we continue to file our information with the SEC.

       You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the Securities and Exchange Commission. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities described in the prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and the prospectus supplement or of any sale of the securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus Supplement. We incorporate by reference the documents listed below, each of which is filed under SEC File No. 000-06983, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering:

       o Our annual report on Form 10-K for the year ended December 31, 1998;

       o Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999;

       o Our current reports on Form 8-K dated August 9, 1999, July 7, 1999, May 26, 1999, May 26, 1999, May 4, 1999, April 7, 1999, March 22, 1999, March
9, 1999, March 9, 1999 and January 20, 1999; and

       o The description of our class A special common stock and class A common stock contained in the first amendment to our registration statement on Form 8-A/A dated July 16, 1996.

       We will provide free copies of any of those documents, if you write or telephone us at: 1500 Market Street, Philadelphia, Pennsylvania 19102-2148,
(215) 665-1700.

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                                13,982,103 ZONES


                              Comcast Corporation


              2.0% Exchangeable Subordinated Debentures due 2029
    (Exchangeable for Cash Based on Value of Sprint Corporation PCS Stock)





                                [GRAPHIC OMITTED]

                        -----------------------------
                             PROSPECTUS SUPPLEMENT


                               October 12, 1999

                        -----------------------------



                             Salomon Smith Barney




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